EXHIBIT 10.8

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

January 6, 2006

among

GEOMET, INC.,

as Borrower,

The Financial Institutions Listed on Schedule 1 hereto,

as Banks,

BANK OF AMERICA, N.A.,

as Administrative Agent

and

BNP PARIBAS,

as Syndication Agent

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Book Manager

i

LIST OF DEFINED TERMS

Page No.
Act	79
Adjusted Base Rate	2
Adjusted Base Rate Borrowing	2
Adjusted Base Rate Loan	2
Adjusted Base Rate Tranche	2
Adjusted LIBOR Rate	2
Administrative Agent	2
Advance Payment	2
Advance Payment Contract	2
Affiliate	2
Agent	3
Agents	3
Agreement	3
Amendment to Mortgages	3
Applicable Environmental Law	3
Applicable Margin	3
Approved Petroleum Engineer	4
Asset Disposition	4
Assignee	75
Assignment and Assumption Agreement	75
Authorized Officer	4
Availability	4
Bank	5
Bank of America	5
Bank of America Master Lease	5
Banks	5
Base Rate	5
Book Manager	5
Borrower	5
Borrower Pledge Agreement	5
Borrowing	5
Borrowing Base	5
Borrowing Base Deficiency	5
Borrowing Base Properties	5
Borrowing Date	6
Cahaba Mortgage	6
Cahaba Wells	6, 48
Capital Lease	6
CERCLA	3
Certificate of Effectiveness	6
Change of Control	6
Code	6
Commitment	6

v

Commitment Fee Percentage	7
Commitment Percentage	7
Consolidated Current Assets	7
Consolidated Current Liabilities	7
Consolidated EBITDA	7
Consolidated Net Income	8
Consolidated Net Interest Expense	8
Consolidated Subsidiaries	8
Consolidated Subsidiary	8
contract rate	34
Conversion Date	33
Credit Parties	8
Credit Party	8
Current Financials	8
Debt	8
Default	9
Default Rate	9
Determination	9
Determination Date	9
Determination Period	9
disposal	3
disposed	3
Distribution	9
Domestic Business Day	10
Domestic Lending Office	10
Domestic Subsidiary	10
Effective Date	10
Election Notice	40
Environmental Complaint	10
Environmental Liability	10
Equity	10
Equity Offering	10
ERISA	10
ERISA Affiliate	11
ERISA Event	11
Eurodollar Borrowing	11
Eurodollar Business Day	11
Eurodollar Lending Office	11
Eurodollar Reserve Percentage	11
Eurodollar Tranche	11
Event of Default	61
Events of Default	61
Exchange Act	11
Exhibit	11
Existing Banks	1
Existing Credit Agreement	1

Existing Mortgages	12
Facility Guaranty	12
Federal Funds Rate	12
Fiscal Quarter	12
Fiscal Year	12
Foreign Subsidiary	12
GAAP	12
Gas Balancing Agreement	12
GeoMet Operating	13
Governmental Authority	13
Guarantee	13
Hazardous Discharge	13
hazardous substance	3
Hazardous Substance	13
Hedge Transaction	13
Hedge Transaction Letters of Credit	13
Hydrocarbons	13
Immaterial Title Deficiencies	13
Indemnified Entity	14, 73
Indirect Subsidiary	14, 23
Initial Borrowing Base	14
Initial Reserve Report	14
Interest Option	33
Interest Period	14
Investment	14
Laws	14
Lending Office	14
Letter of Credit Application	25
Letter of Credit Exposure	15
Letter of Credit Fee	15
Letter of Credit Fronting Fee	15
Letter of Credit Issuer	25
Letter of Credit Period	16
Letters of Credit	16
liabilities and costs	72
LIBOR Rate	16
Lien	16
Loan	16
Loan Papers	16
Margin Regulations	16
Margin Stock	16
Material Adverse Change	16
Material Adverse Effect	16
Material Agreement	17
Material Gas Imbalance	17
Maximum Lawful Rate	17

Mineral Interests	17
Monthly Date	17
Mortgages	17
Net Cash Proceeds	18
Note	18
Obligations	18
Offering Materials	18
Oil and Gas Hedge Transactions	18
Operating Lease	18
Outstanding Credit	19
Participant	75
Payor	38
PBGC	19
Periodic Determination	19
Permitted Asset Sales	19
Permitted Encumbrances	19
Permitted Investment	21
Person	21
petroleum	3
Plan	21
Process Agent	76
Proved Mineral Interests	22
Proved Non-producing Mineral Interests	22
Proved Producing Mineral Interests	22
Proved Undeveloped Mineral Interests	22
Qualified Public Offering	22
RCRA	3
Recognized Value	22
Refunding Borrowing	22
Regulation U	22
release	3
Rentals	22
Required Banks	22
Required Payment	38
Required Reserve Value	23
Reserve Report	23
Restricted Payment	23
Rollover Notice	33
Schedule	23
Scheduled Determination Date	23
SEC	23
Section	23
Sole Lead Arranger	23
solid waste	3
Special Determination	23
Subsidiary	23

Subsidiary Pledge Agreement	23
Surplus Commitment	69
Swing Line Bank	24
Swing Line Borrowing	24
Swing Line Exposure	24
Swing Line Loan	30
Swing Line Notice	24
Swing Line Sublimit	24
Syndication Agent	24
Tax	24
Taxes	24
Termination Date	24
threatened release	3
Total Commitment	24
Tranche	24
Tranches	24
Type	24
Yorktown	24

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Request for Borrowing
Exhibit C	-	Form of Request for Letter of Credit
Exhibit D	-	Form of Rollover Notice
Exhibit E	-	Form of Financial Officer’s Certificate
Exhibit F	-	Form of Assignment and Assumption Agreement
Exhibit G	-	Form of Borrower Pledge Agreement
Exhibit H	-	Form of Subsidiary Pledge Agreement
Exhibit I	-	Form of Facility Guaranty
Exhibit J	-	Form of Amendment to Mortgages
Exhibit K	-	Form of Certificate of Effectiveness
Exhibit L	-	Form of Swing Line Notice

SCHEDULES

Schedule 1	-	Financial Institutions
Schedule 2	-	Litigation
Schedule 3	-	Organizational Structure

x

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 6, 2006, to be effective as of the Effective Date (as hereinafter defined), is by and among GeoMet, Inc., a Delaware corporation, successor by merger to GeoMet, Inc., an Alabama corporation (“Borrower”), Bank of America, N.A., a national banking association, successor by merger to Fleet National Bank, a national banking association, as Administrative Agent (“Administrative Agent”), BNP Paribas, as Syndication Agent (“Syndication Agent”), and the financial institutions listed on Schedule 1 hereto as Banks including, without limitation, Swing Line Bank (as defined below) (individually a “Bank” and collectively “Banks”).

W I T N E S E T H

WHEREAS, Borrower, Administrative Agent, Syndication Agent and the financial institutions a party thereto (“Existing Banks”) are parties to that certain Amended and Restated Credit Agreement dated as of November 21, 2003, pursuant to which Existing Banks provided certain loans and extensions of credit to Borrower (as amended, the “Existing Credit Agreement”); and

WHEREAS, subject to the conditions precedent set forth herein, the parties hereto desire to amend and restate the Existing Credit Agreement in its entirety in the form of this Agreement, and Borrower desires to obtain Borrowings (as herein defined) (a) to refinance the indebtedness under the Existing Credit Agreement, and (b) for other purposes permitted herein; and

WHEREAS, pursuant to Article XII of this Agreement, Bank of America, N.A. has been appointed Administrative Agent for Banks hereunder.

NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Administrative Agent, Syndication Agent and Banks hereby agree as follows:

AMENDMENT AND RESTATEMENT

Subject to the satisfaction of each condition precedent contained in Section 6.1 hereof, the satisfaction of which shall be evidenced by the execution by Borrower and Administrative Agent of the Certificate of Effectiveness (as hereinafter defined), the Existing Credit Agreement shall be amended and restated as of the Effective Date (as hereinafter defined) in the form of this Agreement. It is the intention of Borrower, Administrative Agent and Banks that this Agreement supersede and replace the Existing Credit Agreement in its entirety; provided, that, (a) such amendment and restatement shall operate to renew, amend and modify certain of the rights and obligations of the parties under the Existing Credit Agreement as provided herein, but shall not effect a novation thereof, and (b) the Liens securing the Obligations under and as defined in the Existing Credit Agreement shall not be extinguished, but shall be carried forward and shall secure such Obligations as renewed, amended, restated and modified hereby. Borrower, Administrative Agent, Syndication Agent and Banks hereby further agree as follows:

ARTICLE I

TERMS DEFINED

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“Adjusted Base Rate” means, on any day, the greater of (a) the Base Rate in effect on such day, or (b) the sum of (i) the Federal Funds Rate in effect on such day, plus (ii) one half of one percent (.5%). Each change in the Adjusted Base Rate shall become effective automatically and without notice to Borrower or any Bank upon the effective date of each change in the Federal Funds Rate or the Base Rate, as the case may be.

“Adjusted Base Rate Borrowing” means any Borrowing which will constitute an Adjusted Base Rate Tranche.

“Adjusted Base Rate Loan” means a portion of the principal of the Loan (including a Swing Line Loan) bearing interest with reference to the Adjusted Base Rate.

“Adjusted Base Rate Tranche” means the portion of the principal of the Loan bearing interest with reference to the Adjusted Base Rate.

“Adjusted LIBOR Rate” applicable to any Interest Period, means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (a) the applicable LIBOR Rate by (b) 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” means Bank of America, N.A., successor by merger to Fleet National Bank, in its capacity as Administrative Agent for Banks hereunder, or any successor thereto.

“Advance Payment Contract” means any contract whereby any Credit Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Mineral Interests owned by any Credit Party and which Advance Payment is paid or to be paid more than 45 days in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affiliate” means, as to any Person, any Subsidiary of such Person, or any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, or by contract or otherwise.

“Agent” means Administrative Agent, Sole Lead Arranger, Book Manager, Syndication Agent or any other agent appointed hereunder from time to time, and “Agents” means Administrative Agent, Sole Lead Manager, Book Manager, Syndication Agent and any other agent appointed hereunder from time to time, collectively.

“Agreement” means this Second Amended and Restated Credit Agreement, including the Schedules and Exhibits hereto, as the same may be amended or supplemented from time to time.

“Amendment to Mortgages” means the Amendments to Mortgages to be entered into between Borrower and Administrative Agent substantially in the form of Exhibit J hereto.

“Applicable Environmental Law” means any Law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority (or other body exercising similar functions), affecting any real or personal property owned, operated or leased by any Credit Party or any other operation of any Credit Party in any way pertaining to the environment, including, without limitation, (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended from time to time, herein referred to as “CERCLA”), (b) the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Recovery Act of 1976, as amended by the Solid Waste Disposal Act of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended from time to time, herein referred to as “RCRA”), (c) the Safe Drinking Water Act, as amended, (d) the Toxic Substances Control Act, as amended, (e) the Clean Air Act, as amended, (f) the Laws, rules and regulations of any state having jurisdiction over any real or personal property owned, operated or leased by any credit Party or any other operation of any Credit Party which relates to health, safety or the environment, as each may be amended from time to time, and (g) any federal, state or municipal Laws, ordinances or regulations which may now or hereafter require removal of asbestos or other hazardous wastes or impose any liability related to asbestos or other hazardous wastes. The terms “hazardous substance”, “petroleum”, “release” and “threatened release” have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment with respect to all provisions of this Agreement; and provided further that, to the extent the Laws of the state in which any real or personal property owned, operated or leased by any Credit Party is located establish a meaning for “hazardous substance”, “petroleum”, “release”, “solid waste” or “disposal” which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply in so far as such broader meaning is applicable to the real or personal property owned, operated or leased by any such Credit Party and located in such state.

“Applicable Margin” means, (a) on any date prior to the consummation of the Equity Offering, with respect to each Eurodollar Tranche, an amount determined by reference to the ratio of Outstanding Credit to the Borrowing Base on such date in accordance with the table below:

Ratio of Outstanding Credit to Borrowing Base	Applicable Margin for Eurodollar Tranches
< .50 to 1	1.250%
> .50 to 1 < .75 to 1	1.500%
> .75 to 1 < .90 to 1	2.000%
> .90 to 1	2.250%

, and (b) on any date on or after the consummation of the Equity Offering, with respect to each Eurodollar Tranche, an amount determined by reference to the ratio of Outstanding Credit to the Borrowing Base on such date in accordance with the table below:

Ratio of Outstanding Credit to Borrowing Base	Applicable Margin for Eurodollar Tranches
< .50 to 1	1.000%
> .50 to 1 < .75 to 1	1.250%
> .75 to 1 < .90 to 1	1.750%
> .90 to 1	2.000%

“Approved Petroleum Engineer” means (a) DeGolyer and MacNaughton and (b) any other reputable firm of independent petroleum engineers as shall be selected by Borrower and approved by Required Banks, such approval not to be unreasonably withheld.

“Asset Disposition” means the sale, assignment, lease, license, transfer, exchange or other disposition by any Credit Party of any Borrowing Base Property other than a Permitted Asset Sale.

“Assignee” has the meaning given such term in Section 14.8(c).

“Assignment and Assumption Agreement” has the meaning given such term in Section 14.8(c).

“Authorized Officer” means, as to any Person, its Chairman, Chief Executive Officer, Vice-Chairman, President, Executive Vice President(s), Senior Vice President(s), Vice President, Secretary, Assistant Secretary, Treasurer or Controller duly authorized to act on behalf of such Person.

“Availability” means, at any time, (a) the Borrowing Base in effect at such time, minus (b) the Outstanding Credit at such time.

“Bank” means any financial institution listed on Schedule 1 hereto as having a Commitment, and its successors and assigns, and “Banks” shall mean all Banks including, as the context requires, Swing Line Bank.

“Bank of America” means Bank of America, N.A., a national banking association, successor by merger to Fleet National Bank, a national banking association.

“Bank of America Master Lease” means that certain Master Equipment Lease Agreement dated as of October 31, 2003 between GeoMet Operating and Bank of America Business Capital Corporation, successor by merger to Fleet Capital Corporation, as from time to time amended and supplemented to the extent permitted under Section 9.16.

“Base Rate” means the floating rate of interest established from time to time by Administrative Agent as its “Base Rate” of interest, which rate is not the lowest rate of interest which Administrative Agent charges, each change in the Base Rate to become effective without notice to Borrower on the effective date of each such change.

“Book Manager” means Banc of America Securities LLC in its capacity as book manager for the credit facility hereunder or any successor thereto.

“Borrower” means GeoMet, Inc., a Delaware corporation, successor by merger to GeoMet, Inc., an Alabama corporation.

“Borrower Pledge Agreement” means a Second Amended and Restated Pledge Agreement substantially in the form of Exhibit G attached hereto to be executed by Borrower, pursuant to which Borrower shall pledge to Administrative Agent, for the ratable benefit of Banks, one-hundred percent (100%) of the issued and outstanding Equity owned by Borrower of each existing or hereafter created or acquired Subsidiary of Borrower to secure the Obligations.

“Borrowing” means any disbursement to Borrower under, or to satisfy the obligations of any Credit Party under, any of the Loan Papers and shall include, as the context may require, any Swing Line Borrowing.

“Borrowing Base” means the amount from time to time determined as such pursuant to Section 4.2 through Section 4.6 hereof.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which (a) the Outstanding Credit on such date, exceeds (b) the Borrowing Base in effect on such date; provided, that, for purposes of computing the existence and amount of any Borrowing Base Deficiency, Letter of Credit Exposure will not be deemed to be outstanding to the extent funds have been deposited with Administrative Agent to secure such Letter of Credit Exposure pursuant to Section 2.1(b).

“Borrowing Base Properties” means all Proved Mineral Interests evaluated by Banks for purposes of establishing the Borrowing Base. The Borrowing Base Properties on the Effective Date are described in the Initial Reserve Report.

“Borrowing Date” means the Eurodollar Business Day or the Domestic Business Day, as the case may be, upon which the proceeds of any Borrowing are made available to Borrower or to satisfy the obligations of Borrower or any Subsidiary of Borrower.

“Cahaba Mortgage” means, collectively, the Mortgage or Mortgages encumbering the Cahaba Wells in Bibb and Shelby Counties, Alabama, as the same may be amended, modified, restated or supplemented from time to time.

“Cahaba Wells” has the meaning given such term in Section 7.8.

“Capital Lease” means, for any Person as of any date, any lease of property, real or personal, which would be capitalized on a balance sheet of the lessee prepared as of such date in accordance with GAAP.

“Certificate of Effectiveness” means a Certificate of Effectiveness in the form of Exhibit K attached hereto to be executed by Borrower and Administrative Agent upon the satisfaction of each of the conditions precedent contained in Section 6.1 hereof.

“Change of Control” means (a) at any time prior to the consummation of the Equity Offering, the occurrence of any of the following, whether voluntary or involuntary, including by operation of law: (i) Yorktown, together with its Affiliates, shall cease for any reason, to be the legal and beneficial owner of at least fifty-one percent (51%) of the combined total voting power of all classes of capital stock then outstanding of Borrower entitled (without regard to the occurrence of any contingency) to vote in elections of directors of Borrower, (ii) any Person or Persons (other than Yorktown) shall become the direct or indirect beneficial owner of greater than thirty-three percent (33%) of the total voting power of all classes of capital stock then outstanding of Borrower entitled (without regard to the occurrence of any contingency) to vote in elections of directors of Borrower, or (iii) J. Darby Seré shall cease to be the chief executive officer of Borrower for any reason, and (b) at any time upon or after the consummation of the Equity Offering, the occurrence of the following, whether voluntary or involuntary, including by operation of law: any Person or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than Yorktown shall become the direct or indirect beneficial owner (as defined in Section 13(d)(3) of the Exchange Act) of greater than thirty-three percent (33%) of the total voting power of all classes of capital stock then outstanding of Borrower entitled (without regard to the occurrence of any contingency) to vote in elections of directors of Borrower.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to any Bank, the amount set forth opposite such Bank’s name on Schedule 1 hereto, as such amount may be terminated or reduced from time to time in accordance with the provisions hereof, and the term “Commitment” shall include the commitment of Swing Line Bank to make Swing Line Loans, and the requirement of Banks to fund and purchase participations in Swing Line Loans, pursuant to Section 2.4 hereof.

“Commitment Fee Percentage” means, (a) for any day prior to the consummation of the Equity Offering, the percentage determined pursuant to the table below based on the ratio of Outstanding Credit on such date to the Borrowing Base in effect on such date:

Ratio of Outstanding Credit to Borrowing Base	Commitment Fee Percentage
< .50 to 1	0.250%
> .50 to 1 < .75 to 1	0.375%
> .75 to 1 < .90 to 1	0.375%
> .90 to 1	0.500%

, and (b) on any date on or after the consummation of the Equity Offering, the percentage determined pursuant to the table below based on the ratio of the Outstanding Credit on such date to the Borrowing Base in effect on such date:

Ratio of Outstanding Credit to Borrowing Base	Commitment Fee Percentage
< .50 to 1	0.250%
> .50 to 1 < .75 to 1	0.250%
> .75 to 1 < .90 to 1	0.375%
> .90 to 1	0.375%

“Commitment Percentage” means, with respect to any Bank at any time, the Commitment Percentage for such Bank set forth on Schedule 1 hereto.

“Consolidated Current Assets” means, for any Person at any time, the sum of (a) the current assets of such Person and its Consolidated Subsidiaries at such time determined in accordance with GAAP, plus (b) in the case of Borrower, the Availability at such time. For purposes of this definition, any unrealized gains on any Hedge Transaction for any period of determination shall be excluded from the determination of current assets of such Person and its Consolidated Subsidiaries.

“Consolidated Current Liabilities” means, for any Person at any time, the current liabilities of such Person and its Consolidated Subsidiaries at such time determined in accordance with GAAP, excluding, in the case of Borrower, any current liabilities to pay principal on the Notes. For purposes of this definition, any unrealized losses or charges on any Hedge Transaction for any period of determination shall be excluded from the determination of current liabilities of such Person and its Consolidated Subsidiaries.

“Consolidated EBITDA” means, for any Person for any period, the Consolidated Net Income of such Person for such period, plus each of the following determined for such Person and its Consolidated Subsidiaries on a consolidated basis for such period: (a) any provision for (or less any benefit from) income or franchise Taxes included in determining Consolidated Net

Income; (b) Consolidated Net Interest Expense deducted in determining Consolidated Net Income; (c) depreciation, depletion and amortization expense deducted in determining Consolidated Net Income; and (d) other non-cash charges deducted in determining Consolidated Net Income to the extent not already included in clauses (b) and (c) of this definition (including exploration expenses in the event Borrower uses successful efforts accounting).

“Consolidated Net Income” means, for any Person as of any period, the net income (or loss) of such Person and its Consolidated Subsidiaries for such period determined in accordance with GAAP, but excluding: (a) the after-tax income or loss of any other Person (other than its Consolidated Subsidiaries) in which such Person or any of its Subsidiaries has an ownership interest, unless received by such Person or its Consolidated Subsidiaries in a cash distribution; (b) any after-tax gains or losses attributable to asset dispositions; (c) to the extent not included in clauses (a) and (b) above, any after-tax (i) extraordinary gains or extraordinary losses, or (ii) non-cash nonrecurring gains; and (d) non-cash or nonrecurring charges.

“Consolidated Net Interest Expense” means, for any Person for any period, the remainder of the following for such Person and its Consolidated Subsidiaries for such period: (a) interest expense, minus (b) interest income.

“Consolidated Subsidiary” or “Consolidated Subsidiaries” means, for any Person, at any time, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements as of such time.

“Conversion Date” has the meaning set forth in Section 2.6(c).

“Credit Parties” means, collectively, Borrower and any Subsidiary of Borrower, and “Credit Party” means any one of the foregoing; provided, that, Stillwater Technology Venture shall not be a Credit Party. Foreign Subsidiaries shall be Credit Parties for all purposes under the Loan Papers, provided that nothing in any Loan Paper shall require the creation or granting of any Lien upon (a) more than 65% of the Equity owned directly by Borrower or any Domestic Subsidiary in any Foreign Subsidiary or (b) any of the Equity owned by any Foreign Subsidiary in any other Foreign Subsidiary.

“Current Financials” means (a) the most recent annual audited consolidated balance sheet of Borrower and the related consolidated statements of operations and cash flow delivered to Banks hereunder, and (b) the most recent quarterly unaudited consolidated balance sheet of Borrower and the related unaudited consolidated statements of operations and cash flow delivered to Banks hereunder. Until superseded by the delivery by Borrower to Banks of more recent financial statements pursuant to Section 8.1(a) and Section 8.1(b) hereof, “Current Financials” shall mean Borrower’s unaudited consolidated balance sheet as of September 30, 2005, and related unaudited consolidated statements of operations and cash flows, copies of which have been provided to Banks.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all other indebtedness (including obligations under Capital Leases, other than Capital Leases which are usual and customary oil and gas leases) of such Person on which interest charges are customarily paid or accrued, (d) all Guarantees by such Person, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, (f) any amount owed by such Person representing the deferred purchase price for property or services acquired by such Person other than trade payables incurred in the ordinary course of business which are not more than ninety (90) days past the invoice date (or are being disputed in good faith), (g) all Debt of any other Person secured by a Lien on any property or asset owned or held by that Person regardless of whether the Debt secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (h) all liability of such Person as a general partner of a partnership for obligations of such partnership of the nature described in clauses (a) through (g) preceding; provided, that the two notes payable and the salary continuation payable aggregating approximately $1,000,000, that are mentioned on footnote 7 to Borrower’s September 30, 2005, financial statements shall not constitute Debt for the purposes hereof.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means, in respect of any principal of the Loan or any other amount payable by Borrower under any Loan Paper which is not paid when due (whether at stated maturity, by acceleration, or otherwise), a rate per annum during the period commencing on the due date until such amount is paid in full equal to the sum of (i) two percent (2%), plus (ii) the Adjusted Base Rate as in effect from time to time (provided, that if such amount in default is principal of a Borrowing subject to a Eurodollar Tranche and the due date is a day other than the last day of an Interest Period therefor, the “Default Rate” for such principal shall be, for the period from and including the due date and to but excluding the last day of the Interest period therefor, (a) two percent (2%), plus (b) the Applicable Margin, plus (c) the LIBOR Rate for such Borrowing for such Interest Period as provided in Section 2.6 hereof, and thereafter, the rate provided for above in this definition).

“Determination” means any Periodic Determination or Special Determination.

“Determination Date” means (a) each Scheduled Determination Date, and (b) with respect to any Special Determination, the first day of the first month which is not less than twenty (20) Domestic Business Days following the date of a request for a Special Determination.

“Determination Period” means any period beginning on a Scheduled Determination Date and ending the day before the next succeeding Scheduled Determination Date.

“Distribution” by any Person, means (a) with respect to any stock issued by such Person or any partnership, joint venture, limited liability company, membership or other equity ownership interest of such Person, the retirement, redemption, purchase, or other acquisition for value of any such stock, partnership, joint venture, limited liability company, membership or other equity ownership interest, (b) the declaration or payment of any dividend or other distribution on or with respect to any stock, partnership, joint venture, limited liability company, membership or other equity ownership interest of any Person, and (c) any other payment by such Person with respect to such stock, partnership, joint venture, limited liability company, membership or other equity ownership interest.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which national banks in Boston, Massachusetts or Charlotte, North Carolina are authorized by Law to close.

“Domestic Lending Office” means, as to each Bank, its office identified on Schedule 1 hereto as its Domestic Lending Office or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to Borrower and Administrative Agent.

“Domestic Subsidiary” means any Subsidiary of Borrower other than a Foreign Subsidiary.

“Effective Date” means the date upon which (a) all of the conditions precedent set forth in Section 6.1 have been satisfied, and (b) Borrower and Administrative Agent shall have executed the Certificate of Effectiveness, which date shall be set forth in, or otherwise be the date of execution of, the Certificate of Effectiveness.

“Environmental Complaint” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, state or municipal authority or any other party against any Credit Party involving (a) a Hazardous Discharge from, onto or about any real property owned, leased or operated at any time by any Credit Party, (b) a Hazardous Discharge caused, in whole or in part, by any Credit Party or by any Person acting on behalf of or at the instruction of any Credit Party, or (c) any violation of any Applicable Environmental Law by any Credit Party.

“Environmental Liability” means any liability, loss, fine, penalty, charge, or damage of any kind that results directly or indirectly, in whole or in part (a) from the violation of any Applicable Environmental Law, (b) from the release or threatened release of any Hazardous Substance, (c) from removal, remediation, or other actions in response to the release or threatened release of any Hazardous Substance, (d) from actual or threatened damages to natural resources, (e) from the imposition of injunctive relief or other orders, (f) from personal injury, death, or property damage which occurs as a result of any Credit Party’s use, storage, handling, or the release or threatened release of a Hazardous Substance, or (g) from any environmental investigation performed at, on, or for any real property owned by any Credit Party.

“Equity” means shares of capital stock or a partnership, profits, capital or member interest, or options, warrants or any other right to substitute for or otherwise acquire the capital stock or a partnership, profits, capital or member interest of any Credit Party.

“Equity Offering” means the issuance and sale of the common stock of Borrower as set forth and described in the Offering Materials, a portion of the proceeds of which shall be used by Borrower to prepay all or a portion of the Loan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business under common control with any Credit Party as determined under section 4001(a)(14) of ERISA.

“ERISA Event” means, with respect to any Credit Party and any ERISA Affiliate, (a) a “reportable event” as defined in section 4043 of ERISA (other than a reportable event not subject to the provision for thirty (30) days notice to the PBGC under regulations issued under section 4043 of ERISA), (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan under section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) the failure to make required contributions which could result in the imposition of a lien under section 412 of the Code or section 302 of ERISA, or (f) any other event or condition which might reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar Borrowing” means any Borrowing which will constitute a Eurodollar Tranche.

“Eurodollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London and New York, New York.

“Eurodollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address identified on Schedule 1 hereto as its Eurodollar Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurodollar Lending Office by notice to Borrower and Administrative Agent.

“Eurodollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York, New York in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Tranches is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Tranche” means, with respect to any Interest Period, any portion of the principal amount outstanding under the Loan which bears interest at a rate computed by reference to the Adjusted LIBOR Rate for such Interest Period.

“Event of Default” has the meaning set forth in Section 11.1 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” refers to an exhibit attached to this Agreement and incorporated herein by reference, unless specifically provided otherwise.

“Existing Credit Agreement” has the meaning given such term in the recitals hereto.

“Existing Mortgages” means the mortgages, deeds of trust, security agreements, assignments, pledges and other documents, instruments and agreements described on the Schedules to the Amendment to Mortgages, as amended, supplemented, restated or otherwise modified from time to time.

“Facility Guaranty” means a Guaranty substantially in the form of Exhibit I attached hereto to be executed by GeoMet Operating and each existing and future Domestic Subsidiary in favor of Banks, pursuant to which each such Person guarantees payment and performance in full of the Obligations.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided, that (a) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (b) if such rate is not so published on such next succeeding Domestic Business Day, the Federal Funds Rate for any day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fiscal Quarter” means the three (3) month periods ending March 31, June 30, September 30 or December 31 of each Fiscal Year.

“Fiscal Year” means a twelve (12) month period ending December 31.

“Foreign Subsidiary” means (a) any Subsidiary of Borrower that is not organized under the Laws of the United States of America or any political subdivision thereof and (b) any Subsidiary of a Foreign Subsidiary.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, and the results of operations and change in the financial position, of a Person and its Consolidated Subsidiaries, except that any accounting principle or practice required to be changed by said Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of said Boards) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Gas Balancing Agreement” means any agreement or arrangement whereby any Credit Party, or any other party having an interest in any Hydrocarbons to be produced from Mineral Interests in which any Credit Party owns an interest, has a right to take more than its proportionate share of production therefrom.

“GeoMet Operating” means GeoMet Operating Company, Inc., an Alabama corporation.

“Governmental Authority” means any court or governmental department, commission, board, bureau, agency or instrumentality of any nation or of any province, state, commonwealth, nation, territory, possession, county, parish or municipality, whether now or hereafter constituted or existing.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by “comfort letter” or other similar undertaking of support or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Discharge” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any Hazardous Substance from or onto any real property owned, leased or operated at any time by any Credit Party or any real property owned, leased or operated by any other party.

“Hazardous Substance” means any pollutant, toxic substance, hazardous waste, compound, element or chemical that is defined as hazardous, toxic, noxious, dangerous or infectious pursuant to any Applicable Environmental Law or which is otherwise regulated by any Applicable Environmental Law.

“Hedge Transaction” means any commodity, interest rate, currency or other swap, option, collar, exchange-traded futures contract or other derivative contract pursuant to which a Person hedges risks related to commodity prices, interest rates, currency exchange rates, securities prices or financial market conditions. Hedge Transactions expressly include Oil and Gas Hedge Transactions.

“Hedge Transaction Letters of Credit” means Letters of Credit issued to secure Borrower’s obligations to counterparties under Oil and Gas Hedge Transactions.

“Hydrocarbons” means oil, gas, coal bed methane and occluded gasses, casinghead gas, drip gasolines, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances derived therefrom or the processing thereof, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.

“Immaterial Title Deficiencies” means, with respect to Borrowing Base Properties, defects or clouds on title, discrepancies in reported net revenue and working interest ownership percentages and other Liens, defects, discrepancies and similar matters which do not, individually or in the aggregate, affect Borrowing Base Properties with a Recognized Value greater than four percent (4%) of the Recognized Value of all such Borrowing Base Properties.

“Indemnified Entity” has the meaning set forth in Section 14.3(b) hereof.

“Indirect Subsidiary” has the meaning given such term in the definition of “Subsidiary Pledge Agreement.”

“Initial Borrowing Base” means a Borrowing Base in the amount of $120,000,000, which shall be in effect during the period commencing on the Effective Date and continuing until the first Special Determination or Periodic Determination after the Effective Date.

“Initial Reserve Report” means an engineering analysis of the Borrowing Base Properties evaluated by Administrative Agent for purposes of establishing the Initial Borrowing Base, dated as of July 1, 2005 and prepared internally by Borrower.

“Interest Option” has the meaning given such term in Section 2.6(c).

“Interest Period” means, with respect to each Eurodollar Tranche, the period commencing on the Borrowing Date or Conversion Date applicable to such Tranche and ending one (1), three (3), six (6) or, if available, twelve (12) months thereafter, as Borrower may elect in the applicable Request for Borrowing; provided, that: (a) any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day; (b) any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Eurodollar Business Day of a calendar month; (c) if any Interest Period includes a date on which any payment of principal of the Loan subject to such Eurodollar Tranche is required to be made hereunder, but does not end on such date, then (i) the principal amount of each Eurodollar Tranche required to be repaid on such date shall have an Interest Period ending on such date, and (ii) the remainder of each such Eurodollar Tranche shall have an Interest Period determined as set forth above; and (d) no Interest Period shall extend past the Termination Date.

“Investment” means, with respect to any Person, any loan, advance, extension of credit, capital contribution to, investment in or purchase of the stock securities of, or interests in, any other Person; provided, that “Investment” shall not include current customer and trade accounts which are payable in accordance with customary trade terms.

“Laws” means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions or decrees of any state, commonwealth, nation, territory, possession, county, township, parish, municipality or Governmental Authority.

“Lending Office” means, as to any Bank, its Domestic Lending Office or its Eurodollar Lending Office, as the context may require.

“Letter of Credit Application” has the meaning given such term in Section 2.1(b).

“Letter of Credit Exposure” of any Bank means, collectively, such Bank’s aggregate participation in (a) the unfunded portion of Letters of Credit outstanding at any time, and (b) the funded but unreimbursed (by Borrower) portion of Letters of Credit outstanding at such time.

“Letter of Credit Fee” means (a) on any date prior to the consummation of the Equity Offering, with respect to any Letter of Credit issued hereunder, a fee in an amount equal to a percentage of the average daily aggregate amount of Letter of Credit Exposure of all Banks during the Fiscal Quarter (or portion thereof) ending on the date such payment is due (calculated on a per annum basis based on such average daily aggregate Letter of Credit Exposure) determined by reference to the ratio of Outstanding Credit to the Borrowing Base in effect on the date such Letter of Credit is issued in accordance with the table below:

Ratio of Outstanding Credit to Borrowing Base	Per Annum Letter of Credit Fee
< .50 to 1	1.250%
> .50 to 1 < .75 to 1	1.500%
> .75 to 1 < .90 to 1	2.000%
> .90 to 1	2.250%

, and (b) on any date on or after the consummation of the Equity Offering, with respect to any Letter of Credit issued hereunder, a fee in an amount equal to a percentage of the average daily aggregate amount of Letter of Credit Exposure of all Banks during the Fiscal Quarter (or portion thereof) ending on the date such payment is due (calculated on a per annum basis based on such average daily aggregate Letter of Credit Exposure) determined by reference to the ratio of Outstanding Credit to the Borrowing Base in effect on the date such Letter of Credit is issued in accordance with the table below:

Ratio of Outstanding Credit to Borrowing Base	Per Annum Letter of Credit Fee
< .50 to 1	1.000%
> .50 to 1 < .75 to 1	1.250%
> .75 to 1 < .90 to 1	1.750%
> .90 to 1	2.000%

Such fee shall be payable in accordance with the terms of Section 2.13.

“Letter of Credit Fronting Fee” means, with respect to any Letter of Credit issued hereunder, a fee equal to the greater of (a) $150, or (b) .125% of the stated amount of any such Letter of Credit.

“Letter of Credit Issuer” has the meaning set forth in Section 2.1(b).

“Letter of Credit Period” means the period commencing on the Effective Date and ending nine (9) Domestic Business Days prior to the Termination Date.

“Letters of Credit” means, collectively, letters of credit issued for the account of Borrower pursuant to Section 2.1(b).

“LIBOR Rate” applicable to any Interest Period means the rate per annum (rounded upward, if necessary, to the next higher 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in dollars at approximately 10:00 a.m. (London time) two (2) Eurodollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Tranche to which such Interest Period is to apply and for a period of time comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR Rate” shall mean, for any Interest Period, the rate per annum determined by Administrative Agent (rounded upward, if necessary, to the next higher 1/100 of 1%) at which deposits in dollars are offered to Administrative Agent by first class banks in the London interbank market at approximately 10:00 a.m. (London time) two (2) Eurodollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Tranche to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

“Lien” means with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset. For purposes of this Agreement, a Credit Party shall be deemed to own subject to a Lien any asset which is acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan” means, collectively, the revolving credit loans that are made by Banks to Borrower pursuant to Section 2.1(a) and pursuant to the Commitments of each Bank, and the Swing Line Loans made by Swing Line Bank to Borrower pursuant to Section 2.5.

“Loan Papers” means this Agreement, the Notes, each Facility Guaranty now or hereafter executed, the Amendments to Mortgages, the Mortgages, each Borrower Pledge Agreement now or hereafter executed, each Subsidiary Pledge Agreement now or hereafter executed, the Certificate of Effectiveness, the Letters of Credit, and all other certificates, documents or instruments delivered in connection with this Agreement, as the foregoing may be amended from time to time.

“Margin Regulations” mean Regulations T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Margin Stock” means “margin stock” as defined in Regulation U.

“Material Adverse Change” means any circumstance or event that has or would reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, financial condition, results of operations, or prospects of Borrower and its Subsidiaries, taken as a whole, (b) the right or ability of any Credit Party to fully, completely and timely perform its obligations under the Loan Papers, (c) the validity or enforceability of any Loan Papers against any Credit Party (to the extent a party thereto), or (d) the validity, perfection or priority of any Lien on a material portion of the assets intended to be created under or pursuant to any Loan Paper to secure the Obligations.

“Material Agreement” means any material written or enforceable oral agreement, contract, commitment, or understanding to which a Person is a party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject, which is not cancelable by such Person upon notice of thirty (30) days or less without liability for further payment of $100,000 or more.

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which any Credit Party is a party or by which any Mineral Interest owned by any Credit Party is bound, a net gas imbalance owed by Borrower and the other Credit Parties, taken as a whole, in excess of $1,000,000. Gas imbalances will be determined based on written agreements, if any, specifying the method of calculation thereof, or, alternatively, if no such agreements are in existence, gas imbalances will be calculated by multiplying (x) the volume of gas imbalance as of the date of calculation (expressed in thousand cubic feet) by (y) the heating value in btu’s per thousand cubic feet, times the Henry Hub average daily spot price for the month immediately preceding the date of calculation.

“Maximum Lawful Rate” means, for each Bank, the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest which, at the time in question would not cause the interest charged on the portion of the Loan owed to such Bank at such time to exceed the maximum amount which such Bank would be allowed to contract for, charge, take, reserve, or receive under applicable Law after taking into account, to the extent required by applicable Law, any and all relevant payments or charges under the Loan Papers.

“Mineral Interests” means rights, estates, titles, and interests in and to oil and gas leases, coal bed methane leases, and any oil and gas interests, royalty and overriding royalty interests, production payments, net profits interests, oil and gas fee interests, and other rights therein, including, without limitation, any reversionary or carried interests relating to the foregoing, together with rights, titles, and interests created by or arising under the terms of any unitization, communitization, and pooling agreements or arrangements, and all properties, rights and interests covered thereby, whether arising by contract, by order, or by operation of Law, which now or hereafter include all or any part of the foregoing.

“Monthly Date” means the last day of each calendar month.

“Mortgages” means all mortgages, deeds of trust, amendments to mortgages, amendments to deeds of trust, security agreements, pledge agreements and similar documents, instruments and agreements creating, evidencing, perfecting or otherwise establishing the Liens on Mineral Interests that are required by Article V hereof as may have been heretofore or may hereafter be granted or assigned to Administrative Agent to secure payment of the Obligations or any part thereof. All Mortgages shall be in form and substance satisfactory to Administrative Agent in its sole discretion. The term “Mortgages” expressly includes the Amendments to Mortgages, the Cahaba Mortgage, the Existing Mortgages and any amendments to, or restatements of, the Existing Mortgages.

“Net Cash Proceeds” means the remainder of (a) the gross proceeds received by any Credit Party from any Asset Disposition or Permitted Asset Sale less (b) underwriter discounts and commissions, investment banking fees, legal, accounting and other professional fees and expenses, and other usual and customary transaction costs, in each case only to the extent paid or payable by a Credit Party in cash and related to such Asset Disposition or Permitted Asset Sale, respectively, less (c) any federal or state income taxes reasonably anticipated to be owed by any Credit Party as a result of such Asset Disposition.

“Note” means a promissory note of Borrower, payable to the order of a Bank, in substantially the form of Exhibit A hereto, evidencing the obligation of Borrower to repay to such Bank its Commitment Percentage of the Loan, together with all modifications, extensions, renewals and rearrangements thereof, and “Notes” means all of such Notes.

“Obligations” means, collectively, all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof (regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several), of each Credit Party to any Bank (including Swing Line Bank) or to any Affiliate of any Bank (a) arising pursuant to the Loan Papers, and all interest accrued thereon and costs, expenses and reasonable attorneys’ fees incurred in the enforcement or collection thereof, and (b) arising under or in connection with any Hedge Transaction entered into between any Credit Party and any Bank or any Affiliate of any Bank; provided, that if any Bank or any Affiliate of a Bank ceases to be either a Bank or an Affiliate of a Bank hereunder, “Obligations” shall only include indebtedness, obligations, and liabilities, and all renewals and extensions thereof, or any part thereof, of each Credit Party to such Bank or such Affiliate of a Bank that arose from transactions entered into prior to the time such Bank ceased to be a Bank hereunder or prior to the time such Affiliate ceased to be an Affiliate of a Bank hereunder.

“Offering Materials” means, collectively, the offering memorandum and other material documents, instruments and agreements evidencing the terms and conditions of the Equity Offering, which such offering memorandum and other materials shall not, except to the extent reviewed and approved by Administrative Agent, deviate in any material respect from the preliminary offering memorandum delivered to Administrative Agent prior to the Effective Date.

“Oil and Gas Hedge Transactions” means a Hedge Transaction pursuant to which any Person hedges the price to be received by it for future production of Hydrocarbons.

“Operating Lease” means any lease, sublease, license or similar arrangement (other than a Capital Lease and other than leases with a primary term of one year or less or which can be terminated by the lessee upon notice of one year or less without incurring a penalty) pursuant to which a Person leases, subleases or otherwise is granted the right to occupy, take possession of, or use property whether real, personal or mixed; provided, that “Operating Lease” shall not include (a) oil, gas or mineral leases or Mineral Interests entered into or assigned to any Credit Party in the ordinary course of such Credit Party’s business or (b) any lease under the Bank of America Master Lease.

“Outstanding Credit” means, at any time, the sum of (i) the aggregate Letter of Credit Exposure on such date, including the aggregate Letter of Credit Exposure related to Letters of Credit to be issued on such date, plus (ii) the aggregate outstanding principal balance of the Loans (including, without limitation, Swing Line Loans) on such date, including the amount of any Borrowing (including any Swing Line Borrowing) to be made on such date.

“Participant” has the meaning given such term in Section 14.8(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Periodic Determination” means any determination of the Borrowing Base pursuant to Section 4.2.

“Permitted Asset Sales” means sales, leases, transfers, abandonments, or other dispositions of Borrowing Base Properties, provided, that the aggregate present value (discounted at 10% per annum) of all Borrowing Base Properties sold, leased, transferred, abandoned or disposed as “Permitted Asset Sales” during any Determination Period shall not exceed the greater of (a) five percent (5%) of the Borrowing Base then in effect, or (b) $1,000,000.

“Permitted Encumbrances” means with respect to any asset:

(a) Liens securing the Obligations in favor of Banks or their Affiliates under the Loan Papers;

(b) minor defects in title which do not secure the payment of money and otherwise have no material adverse effect on the value or operation of oil and gas properties, and for the purposes of this Agreement, a minor defect in title shall include (i) those instances where record title to an oil and gas lease is in a predecessor in title to Borrower or any of its Subsidiaries, but where Borrower or any of its Subsidiaries, by reason of a farmout or other instrument is presently entitled to receive an assignment of its interest or other evidence of title and the appropriate Person is proceeding diligently to obtain such assignment, and (ii) easements, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of Borrower (or its Subsidiaries, as applicable) that are customarily granted in the oil and gas industry; so long as, with respect to any of such minor defects in title, the same are minor defects which are customary and usual in the oil and gas industry and which are customarily accepted by a reasonably prudent operator dealing with its properties;

(c) inchoate statutory or operators’ liens securing obligations for labor, services, materials and supplies furnished to Mineral Interests which are not delinquent (except to the extent permitted by Section 8.6);

(d) mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar liens arising in the ordinary course of business which are not delinquent (except to the extent permitted by Section 8.6);

(e) production sales contracts, Gas Balancing Agreements and joint operating agreements; provided, that the amount of all gas imbalances known to any Authorized Officer of Borrower and the amount of all production which has been paid for but not delivered shall have been disclosed as and when required hereunder;

(f) Liens for Taxes or assessments not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business by appropriate action, as permitted by Section 8.6;

(g) all rights to consent by, required notices to, filings with, or other actions by, Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein if Borrower or the applicable Subsidiary is entitled to such consent, the same are customarily obtained subsequent to such sale or conveyance and the appropriate Person is proceeding diligently to obtain such consent, notice or filing and has not been advised and has no reason to believe that such consent will not be forthcoming in a timely manner;

(h) the terms and provisions of any of the oil and gas leases and amendments thereto pursuant to which Borrower (or its Subsidiaries, as applicable) derives its interests;

(i) lease burdens payable to third parties which are granted in the ordinary course of business in the oil and gas industry and which are deducted in the calculation of discounted present value in the Reserve Reports including, without limitation, any royalty, overriding royalty, carried interest or reversionary working interest;

(j) all applicable Laws, rules and orders of Governmental Authorities having jurisdiction over the affairs of Borrower;

(k) Liens encumbering assets securing Debt incurred to finance the purchase of such assets, including, without limitation, the interests of a lessor under a Capital Lease, provided, that (i) the principal amount of the Debt secured by a purchased asset shall not exceed one hundred percent (100%) of the purchase price of such asset, (ii) such Liens shall not extend to or encumber any other asset of Borrower or any of its Subsidiaries, (iii) such Liens shall attach to such purchased asset substantially simultaneously with the purchase of such asset, and (iv) the aggregate amount of all Debt secured by such Liens shall not exceed an amount equal to $250,000;

(l) pledges of cash and cash equivalents to secure Oil and Gas Hedge Transactions that are permitted hereunder;

(m) Liens securing bonding obligations (such as plugging and abandonment bonds) issued in the ordinary course of business; and

(n) Liens on the Equity of a Subsidiary of Borrower in favor of such Subsidiary to secure any debts owing to the Subsidiary by the holder of such Equity.

“Permitted Investment” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest or second highest credit rating obtainable from Standard & Poor’s Corporation or from Moody’s Investors Service;

(c) certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and deposit accounts (including money market deposit accounts) issued or offered by, any office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d) collateralized repurchase agreements with a term of not more than 30 days for securities described in subsection (a) above and entered into with a financial institution satisfying the criteria described in subsection (c) above;

(e) Investments in funds substantially all of the assets of which are of the types described in subsections (a), (b) or (c) above;

(f) Investments in Borrower or in any Subsidiary of Borrower (including any Person that becomes a Subsidiary of Borrower as a result of such Investment), so long as such Subsidiary has previously provided (or contemporaneously provides) a Facility Guaranty and that the Equity owned by the Credit Parties in such Subsidiary has been pledged (or is contemporaneously pledged) to Administrative Agent pursuant to a Borrower Pledge Agreement or a Subsidiary Pledge Agreement (provided that no Foreign Subsidiary shall be required to provide a Facility Guaranty, that no pledge shall be required of more than 65% of the Equity owned directly by Borrower or any Domestic Subsidiary in any Foreign Subsidiary, and that no Foreign Subsidiary shall be required to pledge any Equity in any other Foreign Subsidiary); and

(g) other Investments (in addition to those contemplated by subsections (a) through (f), inclusive, of this definition) that do not in the aggregate, measured on a cumulative cost basis, exceed $250,000.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is now or was previously covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Proved Mineral Interests” means, collectively, Proved Producing Mineral Interests, Proved Non-producing Mineral Interests, and Proved Undeveloped Mineral Interests.

“Proved Non-producing Mineral Interests” means all Mineral Interests which constitute proved developed non-producing reserves.

“Proved Producing Mineral Interests” means all Mineral Interests which constitute proved developed producing reserves.

“Proved Undeveloped Mineral Interests” means all Mineral Interests which constitute proved undeveloped reserves.

“Qualified Public Offering” means the first underwritten public offering pursuant to an effective registration statement under the Exchange Act covering the offering and sale of common stock of Borrower.

“Recognized Value” means, with respect to Mineral Interests, the portion of the Borrowing Base which Bank of America attributes to such Mineral Interests for purposes of the most recent redetermination of the Borrowing Base pursuant to Article IV hereof (or for purposes of determining the Initial Borrowing Base in the event no such redetermination has occurred), based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such Mineral Interests.

“Refunding Borrowing” means a Borrowing made solely for the purpose of refinancing a Eurodollar Tranche on the expiration of the Interest Period applicable thereto or for the purpose of converting all or any part of an Adjusted Base Rate Tranche to a Eurodollar Tranche, in each case in the manner contemplated by Section 2.6(c) and which does not result in any increase in the outstanding principal balance of the Loan. Refunding Borrowings may be Adjusted Base Rate Borrowings or Eurodollar Borrowings.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Rentals” means amounts payable by a lessee under an Operating Lease.

“Request for Borrowing” has the meaning set forth in Section 2.2.

“Request for Letter of Credit” has the meaning given such term in Section 2.3.

“Required Banks” means (a) as long as the Commitments are in effect, Banks having an aggregate Commitment Percentage which is greater than sixty-six and two-thirds percent (66 2/3%) of the Total Commitment, and (b) following termination of the Commitments, Banks holding greater than sixty-six and two-thirds percent (66 2/3%) of the Outstanding Credit (with the aggregate amount of each Bank’s risk participation and funded participation in Swing Line Loans being deemed “held” by such Bank for purposes of this definition).

“Required Reserve Value” means Proved Mineral Interests that have a Recognized Value of not less than eighty percent (80%) of the Recognized Value of all Proved Mineral Interests held by Borrower and its Subsidiaries.

“Reserve Report” means an unsuperseded engineering analysis of the Mineral Interests owned by Borrower in form and substance acceptable to Administrative Agent prepared in accordance with customary and prudent practices in the petroleum engineering industry and Financial Accounting Standards Board Statement 69. Each Reserve Report required to be delivered by April 30 of each year pursuant to Section 4.1 shall be audited or prepared by the Approved Petroleum Engineer. Each other Reserve Report shall be prepared by Borrower’s in-house staff. Notwithstanding the foregoing, in connection with any Special Determination requested by Borrower, the Reserve Report shall be in form and scope mutually acceptable to Borrower and Administrative Agent. For purposes of Section 4.1, and until superseded, the Initial Reserve Report shall be considered a Reserve Report.

“Restricted Payment” means, with respect to any Person, any Distribution by such Person.

“Rollover Notice” has the meaning given such term in Section 2.6(c).

“Schedule” means a “schedule” attached to this Agreement and incorporated herein by reference, unless specifically indicated otherwise.

“Scheduled Determination Date” means each June 30 and December 31, commencing June 30, 2006.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section” refers to a “section” or “subsection” of this Agreement unless specifically indicated otherwise.

“Sole Lead Arranger” means Banc of America Securities LLC in its capacity as sole lead arranger for the credit facility hereunder or any successor thereto.

“Special Determination” means any determination of the Borrowing Base pursuant to Section 4.3.

“Subsidiary” means, for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions (including that of a general partner) are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person. The term Subsidiary shall include Subsidiaries of Subsidiaries (and so on).

“Subsidiary Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit H attached hereto to be executed by each existing and future Subsidiary of Borrower to the extent such Subsidiary owns any outstanding Equity of any other Subsidiary of Borrower (an “Indirect Subsidiary”), pursuant to which such Subsidiary shall pledge to Administrative Agent for the ratable benefit of Banks, all of the issued and outstanding Equity owned by such Subsidiary of such Indirect Subsidiary to secure the Obligations.

“Swing Line Bank” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line bank hereunder.

“Swing Line Borrowing” means a Borrowing of a Swing Line Loan pursuant to Section 2.4 hereof.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans made to Borrower outstanding at such time.

“Swing Line Loan” has the meaning given such term in Section 2.4 hereof.

“Swing Line Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.4(b) which, if in writing, shall be substantially in the form of Exhibit L hereto.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000, and (b) the Total Commitment. The Swing Line Sublimit is part of, and not in addition to, the Total Commitment.

“Syndication Agent” means BNP Paribas, in its capacity as Syndication Agent for Banks hereunder, or any successor thereto.

“Taxes” means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or other charges, or other charges of any nature whatsoever, from time to time or at any time imposed by Law or any federal, state or local governmental agency. “Tax” means any one of the foregoing.

“Termination Date” means January 6, 2011.

“Total Commitment” means the aggregate of all Banks’ Commitments.

“Tranche” means an Adjusted Base Rate Tranche or a Eurodollar Tranche and “Tranches” means Adjusted Base Rate Tranches or Eurodollar Tranches or any combination thereof.

“Type” means with reference to a Tranche, the characterization of such Tranche as an Adjusted Base Rate Tranche or a Eurodollar Tranche based on the method by which the accrual of interest on such Tranche is calculated.

“Yorktown” means Yorktown Energy Partners IV, L.P., a Delaware limited partnership.

Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Consolidated Subsidiaries delivered to Banks except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to Banks pursuant to Section 8.1(a) and Section 8.1(b); provided, that, unless Borrower and Required Banks shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained in Article X are computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

ARTICLE II

THE CREDIT FACILITIES

Section 2.1 Commitment.

(a) Each Bank severally agrees, subject to Section 2.1(c) and the other terms and conditions set forth in this Agreement, to lend to Borrower from time to time prior to the Termination Date amounts not to exceed in the aggregate at any one time outstanding, the amount of such Bank’s Commitment reduced by an amount equal to the sum of such Bank’s (x) Letter of Credit Exposure plus (y) Commitment Percentage of the outstanding principal amount of all Swing Line Loans. Each Borrowing shall (i) be in an aggregate principal amount of $250,000 or any larger integral multiple of (A) $250,000 in the case of a Eurodollar Borrowing, or (B) $50,000 in the case of an Adjusted Base Rate Borrowing, and (ii) be made from each Bank ratably in accordance with its respective Commitment Percentage. Subject to the foregoing limitations and the other provisions of this Agreement, Borrower may borrow under this Section 2.1(a), repay amounts borrowed under this Section 2.1(a), and request new Borrowings under this Section 2.1(a).

(b) Administrative Agent, or such Bank designated by Administrative Agent which (without obligation to do so) consents to the same (“Letter of Credit Issuer”), will issue Letters of Credit, from time to time during the Letter of Credit Period upon request by Borrower, for the account of Borrower, so long as (i) the sum of (A) the total Letter of Credit Exposure then existing, and (B) the amount of the requested Letter of Credit, does not exceed $5,000,000, and (ii) Borrower would be entitled to a Borrowing under Section 2.1(a) and Section 2.1(c) in the amount of the requested Letter of Credit. Not less than three (3) Domestic Business Days prior to the requested date of issuance of any such Letter of Credit, Borrower shall execute and deliver to Letter of Credit Issuer, Letter of Credit Issuer’s customary letter of credit application (“Letter of Credit Application”). Each Letter of Credit shall be in form and substance acceptable to Letter of Credit Issuer and shall have an expiration date (or must be terminable at the option of Letter of Credit Issuer) no later than one (1) year from the date of issuance. Upon the date of issuance of a Letter of Credit, Letter of Credit Issuer shall be deemed to have sold to each other Bank, and each other Bank shall be deemed to have unconditionally and irrevocably purchased from Letter of Credit Issuer, a non-recourse participation in the related Letter of Credit and Letter of Credit Exposure equal to such Bank’s Commitment Percentage of such Letter of Credit and Letter of Credit Exposure. Upon request of any Bank, Administrative Agent shall provide notice to each Bank by telephone, teletransmission or telex setting forth each Letter of Credit issued and outstanding pursuant to the terms hereof and specifying the Letter of Credit Issuer, beneficiary and expiration date of each such Letter of Credit, each Bank’s participation percentage of each such Letter of Credit and the actual dollar amount of each Bank’s participation held by Letter of Credit Issuer(s) thereof for such Bank’s account and risk. In connection with the issuance of Letters of Credit hereunder, Borrower shall pay to Administrative Agent in respect of such Letters of Credit (1) the applicable Letter of Credit Fee in accordance with Section 2.13 hereof, and (2) at the time of issuance of each Letter of Credit, the applicable Letter of Credit Fronting Fee. Administrative Agent shall distribute the Letter of Credit Fee to Banks in accordance with their respective Commitment Percentages, and Administrative Agent shall distribute the Letter of Credit Fronting Fee to the Letter of Credit Issuer for its own account. Any amendment, modification, renewal or extension of any Letter of Credit shall be deemed to be the issuance of a new Letter of Credit for purposes of this Section 2.1(b).

Upon the occurrence of an Event of Default, Borrower shall, on the next succeeding Domestic Business Day, deposit with Administrative Agent such funds as Administrative Agent may request, up to a maximum amount equal to the aggregate existing Letter of Credit Exposure of all Banks. Any funds so deposited shall be held by Administrative Agent for the ratable benefit of all Banks as security for the outstanding Letter of Credit Exposure and the other Obligations, and Borrower will, in connection therewith, execute and deliver such security agreements in form and substance reasonably satisfactory to Administrative Agent which it may, in its discretion, require. As drafts or demands for payment are presented under any Letter of Credit, Administrative Agent shall apply such funds to satisfy such drafts or demands. When all Letters of Credit have expired and the Obligations have been repaid in full (and the Commitments of all Banks have terminated) or such Event of Default has been cured or waived, Administrative Agent shall release to Borrower any remaining funds deposited under this Section 2.1(b). Whenever Borrower is required to make deposits under this Section 2.1(b) and fails to do so on the day such deposit is due, Administrative Agent or any Bank may, without notice to Borrower, make such deposit (whether by application of proceeds of any collateral for the Obligations, by transfers from other accounts maintained with any Bank or otherwise) using any funds then available to any Bank of Borrower, any guarantor, or any other Person liable for all or any part of the Obligations.

Notwithstanding anything to the contrary contained herein, Borrower hereby agrees to reimburse each Letter of Credit Issuer immediately upon demand by such Letter of Credit Issuer, and in immediately available funds, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued by it. Payment shall be made by Borrower with interest on the amount so paid or disbursed by Letter of Credit Issuer from but excluding the date payment is made under any Letter of Credit to and including the date of payment, at the lesser of (i) the Maximum Lawful Rate, or (ii) the Adjusted Base Rate; provided, that, in the event Borrower does not reimburse such Letter of Credit Issuer within one Business Day after the date payment is made under any such Letter of Credit, interest on the amount paid or disbursed by Letter of Credit Issuer shall accrue, from but excluding such due date to and including the date of payment, at the lesser of the Maximum Lawful Rate or the Default Rate. The obligations of Borrower under this paragraph will continue until all Letters of Credit have expired and all reimbursement obligations with respect thereto have been paid in full by Borrower.

The reimbursement obligations of Borrower under this Section 2.1(b) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Papers (including any Letter of Credit Application executed pursuant to this Section 2.1(b)) under and in all circumstances whatsoever and Borrower hereby waives any defense to the payment of such reimbursement obligations based on any circumstance whatsoever, including without limitation, in any case, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, counterclaim, defense or other rights which Borrower or any other Person may have at any time against any beneficiary of any Letter of Credit, Administrative Agent, any Bank or any other Person, whether in connection with any Letter of Credit or any unrelated transaction; (iii) any statement, draft or other documentation presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (iv) payment by Administrative Agent under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or (v) any other circumstance whatsoever, whether or not similar to any of the foregoing.

As among Borrower on the one hand, Administrative Agent and each Bank, on the other hand, Borrower assumes all risks of the acts and omissions of, or misuse of Letters of Credit by, the beneficiary of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither Administrative Agent, Letter of Credit Issuer nor any Bank shall be responsible for any of the following (except to the extent resulting from its gross negligence or willful misconduct):

(i)	the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any Letter of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(ii)	the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(iii)	the failure of the beneficiary of the Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit;

(iv)	errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;

(v)	errors in interpretation of technical terms;

(vi)	any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;

(vii)	the misapplication by the beneficiary of the Letter of Credit of the proceeds of any drawing under such Letter of Credit; or

(viii)	any consequences arising from causes beyond the control of the Administrative Agent or any Bank.

Borrower shall be obligated to reimburse each Letter of Credit Issuer upon demand for all amounts paid under Letters of Credit as set forth in the immediately preceding paragraph hereof; provided, however, if Borrower for any reason fails to reimburse such Letter of Credit Issuer in full upon demand, Banks shall reimburse such Letter of Credit Issuer in accordance with each Bank’s Commitment Percentage for amounts due and unpaid from Borrower as set forth hereinbelow; provided, however, that no such reimbursement made by Banks shall discharge Borrower’s obligations to reimburse Letter of Credit Issuer. All reimbursement amounts payable by any Bank under this Section 2.1(b) shall include interest thereon at the Federal Funds Rate, from the date of the payment of such amounts by any Letter of Credit Issuer to the date of reimbursement by such Bank. No Bank shall be liable for the performance or nonperformance of the obligations of any other Bank under this paragraph. The reimbursement obligations of Banks under this paragraph shall continue after the Termination Date and shall survive termination of this Agreement and the other Loan Papers.

(c) No Bank will be obligated to lend to Borrower or incur Letter of Credit Exposure under this Section 2.1, and Borrower shall not be entitled to borrow hereunder or obtain Letters of Credit hereunder (i) during the existence of any Borrowing Base Deficiency, or (ii) in an amount which would cause a Borrowing Base Deficiency. Nothing in this Section 2.1(c) shall be deemed to limit any Bank’s obligation to (A) reimburse any Letter of Credit Issuer with respect to such Bank’s participation in Letters of Credit issued by such Letter of Credit Issuer as provided in Section 2.1(b), or (B) fund any Refunding Borrowing provided that Borrower is in compliance with Section 4.5 of this Agreement.

Section 2.2 Method of Borrowing.

(a) In order to request any Borrowing (other than a Swing Line Borrowing) hereunder, Borrower shall hand deliver or telecopy to Administrative Agent a duly completed Request for Borrowing (herein so called) (i) prior to 1:00 p.m. (Boston, Massachusetts time) at least one (1) Domestic Business Day before the Borrowing Date of a proposed Adjusted Base Rate Borrowing, and (ii) prior to 1:00 p.m. (Boston, Massachusetts time) at least three (3) Eurodollar Business Days before the Borrowing Date of a proposed Eurodollar Borrowing. Each such Request for Borrowing shall be substantially in the form of Exhibit B hereto, and shall specify:

(A) whether such Borrowing is to be an Adjusted Base Rate Borrowing or a Eurodollar Borrowing;

(B) the Borrowing Date of such Borrowing, which shall be a Domestic Business Day in the case of an Adjusted Base Rate Borrowing, or a Eurodollar Business Day in the case of a Eurodollar Borrowing;

(C) the aggregate amount of such Borrowing; and

(D) in the case of a Eurodollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

(b) Upon receipt of a Request for Borrowing described in Section 2.2(a) above, Administrative Agent shall promptly notify each Bank of the contents thereof and the amount of the Borrowing to be loaned by such Bank pursuant thereto, and such Request for Borrowing shall not thereafter be revocable by Borrower.

(c) Not later than 1:00 p.m. (Boston, Massachusetts time) on the date of each Borrowing (other than any Swing Line Borrowing), each Bank shall make available its Commitment Percentage of such Borrowing, in Federal or other funds immediately available in Boston, Massachusetts to Administrative Agent at its address set forth on Schedule 1 hereto. Unless Administrative Agent determines that any applicable condition specified in Section 6.2 has not been satisfied, Administrative Agent will make the funds so received from Banks available to Borrower at Administrative Agent’s aforesaid address.

Section 2.3 Method of Requesting Letters of Credit.

(a) In order to request any Letter of Credit hereunder, Borrower shall hand deliver, telex or telecopy to Administrative Agent a duly completed Request for Letter of Credit (herein so called) prior to 1:00 p.m. (Boston, Massachusetts time) at least three (3) Domestic Business Days before the date specified for issuance of such Letter of Credit. Each Request for Letters of Credit shall be substantially in the form of Exhibit C hereto, shall be accompanied by the applicable Letter of Credit Issuer’s duly completed and executed Letter of Credit Application and agreement and shall specify:

(i) the requested date for issuance of such Letter of Credit;

(ii) the terms of such requested Letter of Credit, including the name and address of the beneficiary, the stated amount, the expiration date and the conditions under which drafts under such Letter of Credit are to be available; and

(iii) the purpose of such Letter of Credit.

(b) Upon receipt of a Request for Letter of Credit described in Section 2.3(a) above, Administrative Agent shall promptly notify each Bank and the proposed Letter of Credit Issuer of the contents thereof, including the amount of the requested Letter of Credit, and such Request for Letter of Credit shall not thereafter be revocable by Borrower.

(c) No later than 1:00 p.m. (Boston, Massachusetts time) on the date each Letter of Credit is requested, unless Administrative Agent or the applicable Letter of Credit Issuer determines that any applicable condition precedent set forth in Section 6.2 hereof has not been satisfied, the applicable Letter of Credit Issuer will issue and deliver such Letter of Credit pursuant to the instructions of Borrower.

Section 2.4 Swing Line Loans.

(a) Subject to the terms and conditions set forth herein, Swing Line Bank agrees, in reliance upon the agreements of the other Banks set forth in this Section 2.4, to make loans (each such loan, a “Swing Line Loan”) to Borrower from time to time on any Domestic Business Day prior to the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Commitment Percentage of the Outstanding Credit of the Bank acting as Swing Line Bank, may exceed the amount of such Bank’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Outstanding Credit shall not exceed the lesser of (A) the Borrowing Base, and (B) the Total Commitment, and (ii) the aggregate outstanding principal balance of the Loans of any Bank (other than Swing Line Bank), plus such Bank’s Commitment Percentage of the aggregate Letter of Credit Exposure, plus such Bank’s Commitment Percentage of the aggregate Swing Line Exposure shall not exceed such Bank’s Commitment, and provided, further, that Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.4, repay amounts borrowed under this Section 2.4 and request new Borrowings under this Section 2.4. Each Swing Line Loan shall be an Adjusted Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Swing Line Bank a risk participation in such Swing Line Loan in an amount equal to the product of such Bank’s Commitment Percentage times the amount of such Swing Line Loan.

(b) Each Swing Line Borrowing shall be made upon Borrower’s irrevocable notice to Swing Line Bank and Administrative Agent, which may be given by telephone. Each such notice must be received by Swing Line Bank and Administrative Agent not later than 1:00 p.m. (Boston, Massachusetts time) on the requested Borrowing Date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested Borrowing Date, which shall be a Domestic Business Day. Each such telephone notice must be confirmed promptly by delivery to Swing Line Bank and Administrative Agent of a written Swing Line Notice, appropriately completed and signed by an Authorized Officer of Borrower. Promptly after receipt by Swing Line Bank of any telephonic Swing Line Notice, Swing Line Bank will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has also received such Swing Line Notice and, if not, Swing Line Bank will notify Administrative Agent (by telephone or in writing) of the contents thereof. Unless Swing Line Bank has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Bank) prior to 2:00 p.m. (Boston, Massachusetts time) on the date of the proposed Swing Line Borrowing (A) directing Swing Line Bank not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.4(a), or (B) that one or more of the applicable conditions specified in Article VI is not then satisfied, then, subject to the terms and conditions hereof, Swing Line Bank will, not later than 3:00 p.m. (Boston, Massachusetts time) on the Borrowing Date specified in such Swing Line Notice, make the amount of its Swing Line Loan available to Borrower at its office by crediting the account of Borrower on the books of Swing Line Bank in immediately available funds.

(c) Swing Line Bank at any time in its sole and absolute discretion may request on behalf of Borrower (which hereby irrevocably authorizes Swing Line Bank to so request on its behalf), that each Bank make an Adjusted Base Rate Loan in an amount equal to such Bank’s Commitment Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Request for Borrowing for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of Adjusted Base Rate Loans, but subject to the Availability and the conditions set forth in Section 6.2. Swing Line Bank shall furnish Borrower with a copy of the applicable Request for Borrowing promptly after delivering such request to Administrative Agent. Each Bank shall make an amount equal to its Commitment Percentage of the amount specified in such Request for Borrowing available to Administrative Agent in immediately available funds for the account of Swing Line Bank at Administrative Agent’s office not later than 1:00 p.m. (Boston, Massachusetts time) on the day specified in such Request for Borrowing, whereupon, subject to Section 2.4(d), each Bank that so makes funds available shall be deemed to have made an Adjusted Base Rate Loan to Borrower in such amount, and the Swing Line Loans then outstanding shall be deemed repaid in the same amount. Administrative Agent shall remit the funds so received to Swing Line Bank.

(d) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.4(c), the request for Adjusted Base Rate Loans submitted by Swing Line Bank as set forth herein shall be deemed to be a request by Swing Line Bank that each of the Banks fund its risk participation in the relevant Swing Line Loan and each Bank’s payment to Administrative Agent for the account of Swing Line Bank pursuant to Section 2.4(c) shall be deemed payment in respect of such participation.

(e) If any Bank fails to make available to Administrative Agent for the account of Swing Line Bank any amount required to be paid by such Bank pursuant to the foregoing provisions of Section 2.4(c) or Section 2.4(d) by the time specified in Section 2.4(c), Swing Line Bank shall be entitled to recover from such Bank (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swing Line Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by Swing Line Bank in accordance with banking industry rules on interbank compensation. A certificate of Swing Line Bank submitted to any Bank (through Administrative Agent) with respect to any amounts owing under this Section 2.4(e) shall be conclusive absent manifest error.

(f) Each Bank’s obligation to make Loans or to purchase and fund risk participations in Swing Line Loans pursuant to Section 2.4(c) or Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against Swing Line Bank, Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Bank’s obligation to make Loans pursuant to Section 2.4(c) is subject to the conditions set forth in Section 6.2. No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.

(g) At any time after any Bank has purchased and funded a risk participation in a Swing Line Loan, if Swing Line Bank receives any payment on account of such Swing Line Loan, Swing Line Bank will distribute to such Bank its Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s risk participation was funded) in the same funds as those received by Swing Line Bank.

(h) If any payment received by Swing Line Bank in respect of principal or interest on any Swing Line Loan is required to be returned by Swing Line Bank in connection with any proceeding under any debtor relief law or otherwise (including pursuant to any settlement entered into by Swing Line Bank in its discretion), each Bank shall pay to Swing Line Bank its Commitment Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. Administrative Agent will make such demand upon the request of Swing Line Bank. The obligations of the Banks under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(i) Swing Line Bank shall be responsible for invoicing Borrower for interest on the Swing Line Loans. Until each Bank funds its Adjusted Base Rate Loan or risk participation pursuant to Section 2.4(c) or Section 2.4(d) to refinance such Bank’s Commitment Percentage of any Swing Line Loan, interest in respect of such Commitment Percentage shall be solely for the account of Swing Line Bank.

(j) Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to Swing Line Bank.

Section 2.5 Notes. Each Bank’s Commitment Percentage of the Loan shall be evidenced by a single Note payable to the order of such Bank in an amount equal to such Bank’s Commitment.

Section 2.6 Interest Rates; Payments.

(a) The principal amount of the Loan (including any Swing Line Loan) outstanding from day to day which is the subject of an Adjusted Base Rate Tranche shall bear interest at a rate per annum equal to the Adjusted Base Rate; provided, that in no event shall the rate charged hereunder or under the Notes exceed the Maximum Lawful Rate. Interest on any portion of the principal of the Loan (including any Swing Line Loan) subject to an Adjusted Base Rate Tranche shall be payable as it accrues on the last day of each Fiscal Quarter.

(b) The principal amount of the Loan outstanding from day to day which is the subject of a Eurodollar Tranche shall bear interest for the Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Adjusted LIBOR Rate, plus (ii) the Applicable Margin; provided, that in no event shall the rate charged hereunder or under the Notes exceed the Maximum Lawful Rate. Interest on any portion of the principal of the Loan subject to a Eurodollar Tranche having an Interest Period of one (1) or three (3) months shall be payable on the last day of the Interest Period applicable thereto. Interest on any portion of the principal of the Loan subject to a Eurodollar Tranche having an Interest Period of six (6) or twelve (12) months shall be payable on the last day of such Interest Period and on the last day of each three (3) month period during such Interest Period.

(c) So long as no Default or Event of Default shall be continuing, subject to the provisions of this Section 2.6, Borrower shall have the option of having all or any portion of the principal outstanding under the Loan borrowed by it be the subject of an Adjusted Base Rate Tranche or one (1) or more Eurodollar Tranches, which shall bear interest at rates based upon the Adjusted Base Rate and the Adjusted LIBOR Rate, respectively (each such option is referred to herein as an “Interest Option”); provided, that each Tranche shall be in a minimum amount of $250,000 and shall be in an amount which is an integral multiple of (i) $250,000 in the case of a Eurodollar Tranche, or (ii) $50,000 in the case of an Adjusted Base Rate Tranche. Prior to the termination of each Interest Period with respect to each Eurodollar Tranche, Borrower shall give written notice (a “Rollover Notice”) in the form of Exhibit D attached hereto to Administrative Agent of the Interest Option which shall be applicable to such portion of the principal of the Loan upon the expiration of such Interest Period. Such Rollover Notice shall be given to Administrative Agent at least one (1) Domestic Business Day, in the case of an Adjusted Base Rate Tranche selection and at least three (3) Eurodollar Business Days, in the case of a Eurodollar Tranche selection, prior to the termination of the Interest Period then expiring. If Borrower shall specify a Eurodollar Tranche, such Rollover Notice shall also specify the length of the succeeding Interest Period (subject to the provisions of the definitions of such term) selected by Borrower. Each Rollover Notice shall be irrevocable and effective upon notification thereof to Administrative Agent. If the required Rollover Notice shall not have been timely received by Administrative Agent, Borrower shall be deemed to have elected that the principal of the Loan subject to the Interest Period then expiring be the subject of an Adjusted Base Rate Tranche upon the expiration of such Interest Period and Borrower will be deemed to have given Administrative Agent notice of such election. Subject to the limitations set forth in this Section 2.6(c) on the minimum amount of Eurodollar Tranches, Borrower shall have the right to convert all or part of the Adjusted Base Rate Tranche to a Eurodollar Tranche by giving Administrative Agent a Rollover Notice of such election at least three (3) Eurodollar Business Days prior to the date on which Borrower elects to make such conversion (a “Conversion Date”). The Conversion Date selected by Borrower shall be a Eurodollar Business Day. Notwithstanding anything in this Section 2.6 to the contrary, no portion of the principal of the Loan which is the subject of an Adjusted Base Rate Tranche may be converted to a Eurodollar Tranche and no Eurodollar Tranche may be continued as such when any Default or Event of Default has occurred and is continuing, but each such Tranche shall be automatically converted to an Adjusted Base Rate Tranche on the last day of each applicable Interest Period. In no event shall more than five (5) Interest Options be in effect with respect to the Loan at any time.

(d) Notwithstanding anything to the contrary set forth in Section 2.6(a) or Section 2.6(b) above, all overdue principal of and, to the extent permitted by Law, overdue interest on the Loan and all other Obligations which are not paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full, shall bear interest, at a rate per annum equal to the lesser of (i) the Default Rate, and (ii) the Maximum Lawful Rate. Interest payable as provided in this Section 2.6(d) shall be payable from time to time on demand.

(e) Administrative Agent shall determine each interest rate applicable to the Loan in accordance with the terms hereof. Administrative Agent shall promptly notify Borrower and Banks by telex, telecopy or cable of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(f) Notwithstanding the foregoing, if at any time the rate of interest calculated with reference to the Adjusted Base Rate or the LIBOR Rate hereunder (the “contract rate”) is limited to the Maximum Lawful Rate, any subsequent reductions in the contract rate shall not reduce the rate of interest on the Loan below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued if the contract rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of any Note, the total amount of interest paid or accrued on such Note is less than the amount of interest which would have accrued if the contract rate had at all times been in effect with respect thereto, then at such time, to the extent permitted by Law, Borrower shall pay to the holder of such Note an amount equal to the difference between (i) the lesser of the amount of interest which would have accrued if the contract rate had at all times been in effect and the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect, and (ii) the amount of interest actually paid on such Note.

(g) Interest payable on the principal of any portion of the Loan subject to a Eurodollar Tranche shall be computed based on the number of actual days elapsed assuming that each calendar year consisted of 360 days. Interest payable on the principal of any portion of the Loan subject to an Adjusted Base Rate Tranche shall be computed based on the number of actual days elapsed and based on the actual number of days in the calendar year for which accrued interest is being computed.

Section 2.7 Mandatory Prepayment Following Certain Events. Immediately upon the consummation by any Credit Party of any Permitted Asset Sale or any Asset Disposition, Borrower shall make a mandatory prepayment on the Loan in the amount, if any, required by Section 4.5. Notwithstanding the foregoing, in the event an Event of Default is in existence on the date of the consummation of any Asset Disposition or Permitted Asset Sale, all Net Cash Proceeds from any such Asset Disposition or Permitted Asset Sale, respectively, shall be applied as a mandatory prepayment on the Loan.

Section 2.8 Voluntary Prepayments. Borrower may, subject to Section 3.2 and Section 3.3, but without any other premium or penalty, upon (a) one (1) Domestic Business Day advance notice to Administrative Agent with respect to Adjusted Base Rate Borrowings (other than Swing Line Borrowings), and (b) three (3) Domestic Business Days advance notice to Administrative Agent with respect to Eurodollar Borrowings, prepay the principal of the Loan in whole or in part. Any partial prepayment shall be in a minimum amount of $50,000 and shall be in an integral multiple of $50,000 (or such lesser amount as may be required to fully prepay any applicable Tranche). Borrower may, subject to Section 3.2, but without any other premium or penalty, prepay the principal of the Swing Line Loans in whole or in part. Any partial prepayment shall be in a minimum amount of $50,000 and shall be in an integral multiple of $50,000 (or such lesser amount as may be required to fully prepay any applicable Swing Line Loan).

Section 2.9 Mandatory Termination of Commitments; Termination Date and Maturity. The Total Commitment (and the Commitment of each Bank) shall terminate on the Termination Date. The outstanding principal balance of the Loan (including any Swing Line Loan), all accrued but unpaid interest thereon and all other Obligations shall be due and payable in full on the Termination Date.

Section 2.10 Voluntary Reduction of Total Commitment. Borrower may, by notice to Administrative Agent five (5) Domestic Business Day prior to the effective date of any such reduction, permanently reduce or terminate the Total Commitment (and thereby permanently reduce the Commitment of each Bank ratably in accordance with such Bank’s Commitment Percentage); provided, that, any reduction shall be in amounts not less than $500,000 or any larger multiple of $500,000. On the effective date of any such reduction in the Total Commitment, Borrower shall, to the extent required as a result of such reduction, make a principal payment on the Loan (together with accrued interest thereon) in an amount sufficient to cause the Outstanding Credit to be equal to or less than the Total Commitment as thereby reduced (and Administrative Agent shall distribute to each Bank in like funds that portion of any such payment as is required to cause the principal balance of the Loan held by such Bank to be not greater than its Commitment as thereby reduced). Notwithstanding the foregoing, (a) Borrower shall not be permitted to voluntarily reduce the Total Commitment to an amount less than the aggregate Letter of Credit Exposure of all Banks, and (b) if, after giving effect to any reduction of the Total Commitment, the Swing Line Sublimit exceeds the amount of the Total Commitment, such Swing Line Sublimit shall be automatically reduced by the amount of such excess.

Section 2.11 Application of Payments. Other than partial repayments or partial prepayments of Adjusted Base Rate Borrowings, each repayment or prepayment pursuant to Section 2.7, Section 2.8, Section 2.9, Section 2.10 and Section 4.5 shall be made together with accrued interest to the date of payment. All repayments and prepayments made pursuant to this Agreement shall be applied to payment of the Loan in accordance with Section 3.2 and the other provisions of this Agreement.

Section 2.12 Commitment Fee. On the Termination Date, and no later than fifteen (15) days following the last day of each Fiscal Quarter prior to the Termination Date, and in the event the Commitments are terminated in their entirety prior to the Termination Date, on the date of such termination, commencing with the Fiscal Quarter ending on December 31, 2005, Borrower shall pay to Administrative Agent, for the ratable benefit of each Bank based on each Bank’s Commitment Percentage, a commitment fee equal to the Commitment Fee Percentage (computed on the basis of actual days elapsed and as if each calendar year consisted of 360 days) of the average daily Availability for the Fiscal Quarter (or portion thereof) then most recently ended.

Section 2.13 Letter of Credit Fees. On the Termination Date, and on the last day of each Fiscal Quarter prior to the Termination Date, commencing December 31, 2005, and, in the event the Commitments are terminated in their entirety prior to the Termination Date, on the date of such termination, Borrower shall pay to Administrative Agent or Bank of America (as applicable) (to be distributed by Administrative Agent (or retained by Bank of America, as applicable) in accordance with Section 2.1(b), the Letter of Credit Fee which accrued during such Fiscal Quarter (or portion thereof), computed on the basis of actual days elapsed and as if each calendar year consisted of 360 days.

Section 2.14 Agency and Other Fees. Borrower shall pay to Administrative Agent and its Affiliates such fees and other amounts as Borrower shall be required to pay to Administrative Agent and its Affiliates from time to time pursuant to any separate agreement between Borrower and Administrative Agent or any of its Affiliates setting forth the compensation to be paid to Administrative Agent and its Affiliates in consideration for acting as Administrative Agent hereunder and for providing other services in connection with the credit facilities provided pursuant hereto. Such fees and other amounts shall be retained by the Administrative Agent and its Affiliates, and no Bank (other than Administrative Agent) shall have any interest therein. Administrative Agent may disburse any fees paid to Administrative Agent and its Affiliates pursuant to this Section 2.14 in any manner Administrative Agent desires in its sole discretion.

ARTICLE III

GENERAL PROVISIONS

Section 3.1 Delivery and Endorsement of Notes. Simultaneously with the execution of this Agreement, Administrative Agent shall deliver to each Bank the Note payable to such Bank. Each Bank may endorse (and prior to any transfer of its Note shall endorse) on the schedule attached to its Note appropriate notations to evidence the date and amount of each advance of funds made by it in respect of any Borrowing, the Interest Period applicable thereto, and the date and amount of each payment of principal received by such Bank with respect to the Loan; provided, that the failure by any Bank to so endorse its Note shall not affect the liability of Borrower for the repayment of all amounts outstanding under such Notes together with interest thereon. Each Bank is hereby irrevocably authorized by Borrower to endorse its Note and to attach to and make a part of any Note a continuation of any such schedule as required.

Section 3.2 General Provisions as to Payments.

(a) Borrower shall make each payment of principal of, and interest on, the Loans (including Swing Line Loans) and all fees payable by Borrower hereunder not later than 1:00 p.m. (Boston, Massachusetts time) on the date when due, in Federal or other funds immediately available in Boston, Massachusetts, to Administrative Agent at its address set forth on Schedule 1 hereto. Administrative Agent will promptly (and if such payment is received by Administrative Agent by 11:00 a.m. (Boston, Massachusetts time), and otherwise if reasonably possible, on the same Domestic Business Day) distribute to each Bank its Commitment Percentage of each such payment received by Administrative Agent for the account of Banks. Whenever any payment of principal of, or interest on, that portion of the Loan (including any Swing Line Loan) subject to an Adjusted Base Rate Tranche or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day (subject to the definition of Interest Period). Whenever any payment of principal of, or interest on, that portion of the Loan subject to a Eurodollar Tranche shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day (subject to the definition of Interest Period). If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for such extended time. Borrower hereby authorizes Administrative Agent to charge from time to time against Borrower’s account or accounts with Administrative Agent any amount then due by Borrower.

(b) Prior to the occurrence of an Event of Default, all principal payments received by Banks with respect to the Loan shall be applied first to the payment of principal with respect to the Swing Line Loans outstanding, then to Eurodollar Tranches outstanding under the Loan with Interest Periods ending on the date of such payment, then to the Adjusted Base Rate Tranches outstanding under the Loan, and then to Eurodollar Tranches outstanding under the Loan next maturing until such principal payment is fully applied, with such adjustments in such order of payment as Administrative Agent shall specify in order that each Bank receives its ratable share of each such payment.

(c) After the occurrence of an Event of Default, all amounts collected or received by Administrative Agent or any Bank from any Credit Party or in respect of any of the assets of any Credit Party shall be applied first to the payment of all proper out-of-pocket costs incurred by Administrative Agent in connection with the collection thereof (including reasonable expenses and disbursements of counsel to Administrative Agent), second to the payment of all proper out-of-pocket costs incurred by Banks in connection with the collection thereof (including reasonable expenses and disbursements of counsel to Banks), third to the reimbursement of any advances made by Banks to effect performance of any unperformed covenants of any Credit Party under any of the Loan Papers, fourth to the payment of any unpaid fees required pursuant to Section 2.14, fifth to the payment of any unpaid fees required pursuant to Section 2.1(b), Section 2.12 and Section 2.13, sixth to establish the deposits required by Section 2.1(b) if any, and seventh to each Bank (and/or its Affiliates) for application to its Commitment Percentage of the principal balance of the Loan then outstanding (including accrued but unpaid interest thereon) in accordance with their respective Commitment Percentages and to satisfy all obligations and liabilities then due with respect to Hedge Transactions, such payments to be made pro rata to each Bank (and/or its Affiliates) owed such Obligations in proportion to all such payments owed to all Banks (and/or its Affiliates) in respect of such Obligations. All payments received by a Bank after the occurrence of an Event of Default for application to the principal of the Loan pursuant to this Section 3.2(c) shall be applied by such Bank in the manner provided in Section 3.2(b).

Section 3.3 Funding Losses. If Borrower makes any payment of principal subject to a Eurodollar Tranche (whether pursuant to Section 2.7 Section 2.8, Section 2.9, Section 2.10, Section 4.5, Article XI or Article XIII and whether as a voluntary or mandatory prepayment or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if Borrower fails to borrow any Eurodollar Borrowing, after notice has been given to any Bank in accordance with Section 2.2, Borrower shall reimburse each Bank on demand for any resulting loss or expense incurred by it, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, or any loss arising from the reemployment of funds at rates lower than the cost to such Bank of such funds, which in the case of the payment or prepayment prior to the end of the Interest Period for any Eurodollar Tranche, shall be the amount, if any, by which (a) the interest which such Bank would have received absent such payment or prepayment for the applicable Interest Period exceeds (b) the interest (excluding the Applicable Margin) which such Bank would receive if its Commitment Percentage of the amount of such Eurodollar Borrowing were deposited, loaned, or placed by such Bank in the interbank eurodollar market on the date of such payment or prepayment for the remainder of the applicable Interest Period. Such Bank shall promptly deliver to Borrower and Administrative Agent a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 3.4 Foreign Lenders, Participants, and Assignees. Each Bank, Participant (by accepting a participation interest under this Agreement), and Assignee (by executing an Assignment and Assumption Agreement) that is not organized under the Laws of the United States of America or one of its states (a) represents to Administrative Agent and Borrower that (i) no Taxes are required to be withheld by Administrative Agent or Borrower with respect to any payments to be made to it in respect of the Obligations, and (ii) it has furnished to Administrative Agent and Borrower two (2) duly completed copies of either U.S. Internal Revenue Service Form W-8ECI or W-8BEN, or other form acceptable to Administrative Agent that entitles it to exemption from U.S. federal withholding Tax on all interest payments under the Loan Papers, and (b) covenants to (i) provide Administrative Agent and Borrower a new Form W-8ECI or W-8BEN, or other form acceptable to Administrative Agent upon the expiration or obsolescence of any previously delivered form according to applicable Laws and regulations, duly executed and completed by it, and (ii) comply from time to time with all applicable Laws and regulations with regard to the withholding Tax exemption. If any of the foregoing is not true or the applicable forms are not provided, then Borrower and Administrative Agent (but without duplication) may deduct and withhold from interest payments under the Loan Papers any United States federal-income Tax at the maximum rate under the Code.

Section 3.5 Non-Receipt of Funds by Administrative Agent. Unless Administrative Agent shall have been notified by a Bank or Borrower (“Payor”) prior to the date on which such Bank is to make payment to Administrative Agent hereunder or Borrower is to make a payment to Administrative Agent for the account of one or more Banks, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that Payor does not intend to make the Required Payment to Administrative Agent, Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if Payor has not in fact made the Required Payment to Administrative Agent, (a) the recipient of such payment shall, on demand, pay to Administrative Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to (i) in the event such recipient is a Bank, the Federal Funds Rate then in effect for such period, and (ii) in the event such recipient is Borrower, the Adjusted Base Rate then in effect for such period, and (b) Administrative Agent shall be entitled to offset against any and all sums to be paid to such recipient, the amount calculated in accordance with the foregoing clause (a).

ARTICLE IV

BORROWING BASE

Section 4.1 Reserve Reports; Proposed Borrowing Base. As soon as available and in any event by May 1 and November 1 of each year commencing May 1, 2006, Borrower shall deliver to each Bank a Reserve Report prepared as of the immediately preceding January 1 and July 1, respectively. Simultaneously with the delivery to Administrative Agent and each Bank of each Reserve Report, Borrower shall notify Administrative Agent of the Borrowing Base which Borrower requests become effective for the period commencing on the next Determination Date.

Section 4.2 Scheduled Redeterminations of the Borrowing Base; Procedures and Standards. Based in part on the Reserve Reports made available to Banks pursuant to Section 4.1, Banks shall redetermine the Borrowing Base on or prior to the next Determination Date (or such date promptly thereafter as reasonably possible (a) based on the engineering and other information available to Banks, and (b) in accordance with, and consistent with, the subsequent provisions of this Section 4.2). Any Borrowing Base which becomes effective as a result of any Determination of the Borrowing Base shall be subject to the following restrictions: (i) such Borrowing Base shall not exceed the Borrowing Base requested by Borrower pursuant to Section 4.1, (ii) such Borrowing Base shall not exceed the Total Commitment then in effect, (iii) to the extent such Borrowing Base represents an increase from the Borrowing Base in effect prior to such Determination, such Borrowing Base shall be approved by all Banks, and (iv) any Borrowing Base which represents a decrease in the Borrowing Base in effect prior to such Determination, or a reaffirmation of such prior Borrowing Base, shall only require approval of Required Banks. Each Determination shall be made by Banks in accordance with their normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time and will otherwise be in their sole discretion. Administrative Agent shall propose such redetermined Borrowing Base to Banks within thirty (30) days following receipt by Administrative Agent and Banks of a Reserve Report. After having received notice of such proposal by Administrative Agent, Required Banks (or all Banks in the event of a proposed increase) shall have fifteen (15) days to agree or disagree with such proposal. If at the end of such fifteen (15) day period, Required Banks (or all Banks in the event of a proposed increase) have not communicated their approval or disapproval, such silence shall be deemed an approval and Administrative Agent’s proposal shall be the new Borrowing Base. If, however, Required Banks (or any Bank in the event of a proposed increase) notify Administrative Agent within such fifteen (15) day period of their disapproval, Required Banks (or all Banks in the event of a proposed increase) shall, within a reasonable period of time, agree on a new Borrowing Base. In taking the above actions, Administrative Agent and Banks shall act in accordance with their normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time and will otherwise act in their sole discretion. It is further acknowledged and agreed that each Bank may consider such other credit factors as it deems appropriate which are consistent with its normal and customary procedures for evaluating oil and gas reserves and shall have no obligation in connection with any Determination to approve any increase from the Borrowing Base in effect prior to such Determination. Promptly following any Determination of the Borrowing Base, Administrative Agent shall notify Borrower of the amount of the Borrowing Base as redetermined, which Borrowing Base shall be effective as of the date of such notice, and shall remain in effect for all purposes of this Agreement until the next Periodic or Special Determination. Upon written request of Borrower at any time, but not more frequently than twice during any calendar year, Administrative Agent shall deliver to Borrower a calculation of the Recognized Value of all Proved Mineral Interests evaluated by Bank of America for purposes of the most recent redetermination of the Borrowing Base.

Section 4.3 Special Determination of Borrowing Base. In addition to the redeterminations of the Borrowing Base pursuant to Section 4.2 and Section 4.4, Required Banks may request

Special Determinations of the Borrowing Base from time to time; provided, that Required Banks may not request more than one (1) Special Determination in any Fiscal Year. In the event Required Banks request such a Special Determination, Administrative Agent shall promptly deliver notice of such request to Borrower and Borrower shall, within thirty (30) days following the date of such request, deliver to Banks a Reserve Report prepared as of the last day of the calendar month preceding the date of such request. Upon receipt of such Reserve Report, Administrative Agent shall, subject to approval of Required Banks, or all Banks in the event of a proposed increase in the Borrowing Base, redetermine the Borrowing Base in accordance with the procedure set forth in Section 4.2 which Borrowing Base shall become effective on the date on which the Administrative Agent and Required Banks, or all Banks in the event of a proposed increase in the Borrowing Base, approve such Borrowing Base and provide notice thereof to Borrower.

Section 4.4 Asset Disposition Adjustment. In addition to the redeterminations of the Borrowing Base pursuant to Section 4.2 and Section 4.3, the Borrowing Base shall reduce simultaneously with the completion by any Credit Party of any Asset Disposition by the Borrowing Base value of the Borrowing Base Properties which are the subject of such Asset Disposition (which shall be the Borrowing Base value assigned thereto by Administrative Agent and approved by Required Banks).

Section 4.5 Borrowing Base Deficiency. If a Borrowing Base Deficiency exists at any time (other than as a result of any adjustment to the Borrowing Base pursuant to Section 4.4), Borrower shall, within thirty (30) days following notice thereof from Administrative Agent, provide written notice (the “Election Notice”) to Administrative Agent stating the action which Borrower proposes to take to remedy such Borrowing Base Deficiency, and Borrower shall thereafter, at its option, do one or a combination of the following: (a) within ten (10) days following the delivery of such Election Notice, make a prepayment of principal on the Loan in an amount sufficient to eliminate such Borrowing Base Deficiency, and if such Borrowing Base Deficiency cannot be eliminated by prepaying the Loan in full (as a result of outstanding Letter of Credit Exposure), Borrower shall also at such time deposit with Administrative Agent sufficient funds to be held by Administrative Agent as security for outstanding Letter of Credit Exposure in the manner contemplated by Section 2.1(b) as necessary to eliminate such Borrowing Base Deficiency, (b) within thirty (30) days following the delivery of such Election Notice, submit additional oil and gas properties owned by Borrower and its Subsidiaries for consideration in connection with the determination of the Borrowing Base which Administrative Agent and Required Banks deem sufficient in their sole discretion to eliminate such Borrowing Base Deficiency, or (c) eliminate such deficiency by making six (6) consecutive mandatory prepayments of principal on the Loan, each of which shall be in the amount of one-sixth (1/6th) of the amount of such Borrowing Base Deficiency commencing on the date of delivery of such Election Notice and continuing on the corresponding day of each subsequent month thereafter, and in connection therewith, Borrower shall (i) dedicate a sufficient amount (as determined by Administrative Agent in its sole discretion) of the monthly cash flow from Borrower’s oil and gas properties to satisfy such payments, and (ii) execute and deliver such collateral assignments and/or security agreements in form and substance satisfactory to Administrative Agent which it may, in its discretion, require with respect thereto. Notwithstanding the foregoing, upon any reduction, adjustment and/or redetermination of the Borrowing Base pursuant to Section 4.4 which results in a Borrowing Base Deficiency (or increase in any existing Borrowing Base

Deficiency), Borrower shall promptly, but in all events within two (2) Domestic Business Days after such Borrowing Base Deficiency (or increase in such Borrowing Base Deficiency) first occurs, make a mandatory prepayment of principal on the Loan in an amount sufficient to eliminate such Borrowing Base Deficiency (or increase in any previously existing Borrowing Base Deficiency). In addition, if any Permitted Asset Sale occurs while any Borrowing Base Deficiency exists, Borrower shall promptly, but in all events within two (2) Domestic Business Days after such Permitted Asset Sale is consummated, apply all Net Cash Proceeds from such Permitted Asset Sale as a mandatory prepayment of principal on the Loan to reduce or eliminate such Borrowing Base Deficiency.

Section 4.6 Initial Borrowing Base. Notwithstanding anything contained herein to the contrary, the Borrowing Base in effect during the period from the Effective Date until the date of the first Special or Periodic Determination after the Effective Date shall be the Initial Borrowing Base.

ARTICLE V

COLLATERAL

Section 5.1 Security.

(a) The Obligations shall be secured by first and prior Liens (subject only to Permitted Encumbrances) covering and encumbering (i) Mineral Interests owned by Borrower and its Domestic Subsidiaries which shall in all events include not less than the Required Reserve Value of all Proved Mineral Interests owned by Borrower and its Domestic Subsidiaries on and after the Effective Date, and (ii) one-hundred percent (100%) of the issued and outstanding Equity of each existing and future Subsidiary of Borrower (provided that no pledge shall be required of more than 65% of the Equity owned directly by Borrower or any Domestic Subsidiary in any Foreign Subsidiary and that no Foreign Subsidiary shall be required to pledge any Equity in any other Foreign Subsidiary). On or prior to the Effective Date, Borrower shall deliver to Administrative Agent, for the ratable benefit of each Bank (A) the Mortgages in form and substance acceptable to Administrative Agent and duly executed by Borrower together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed, as applicable) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect first and prior Liens in all Borrowing Base Properties and other interests of Borrower and its Domestic Subsidiaries required by this Section 5.1(a), (B) Amendments to Mortgages duly executed by Borrower and Administrative Agent together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements and UCC-3 assignments and amendments (each duly authorized and executed, as applicable) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect first and prior Liens in all Borrowing Base Properties and other interests of Borrower and its Subsidiaries required by this Section 5.1(a), (C) a Borrower Pledge Agreement duly executed by Borrower, (D) such UCC-1 financing statements as Administrative Agent shall request to fully evidence and perfect the Liens created by such Borrower Pledge Agreement, and (E) the certificates, if any, evidencing the issued and outstanding Equity of each existing Subsidiary of Borrower that is required hereby to be pledged, duly endorsed or accompanied by appropriate blank stock powers (as applicable).

(b) On or prior to the Effective Date and at such other times as Administrative Agent or Required Banks shall request, Borrower shall, and shall cause its Domestic Subsidiaries to, deliver to Administrative Agent, for the ratable benefit of each Bank, Mortgages in form and substance acceptable to Administrative Agent and duly executed by Borrower and such Subsidiaries (as applicable) together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed, as applicable) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 5.1(a)(i) preceding with respect to Mineral Interests then held by Borrower and such Subsidiaries (as applicable) which are not the subject of existing first and prior, perfected Liens securing the Obligations as required by Section 5.1(a)(i) preceding.

(c) On the date of the creation or acquisition by Borrower of any Subsidiary with assets of $25,000 or more, or on the date of creation or acquisition by any Subsidiary of Borrower of any Indirect Subsidiary with assets of $25,000 or more, Borrower or such Subsidiary of Borrower (as applicable) shall execute and deliver to Administrative Agent a Borrower Pledge Agreement or Subsidiary Pledge Agreement (as applicable) together with (i) all certificates (or other evidence acceptable to Administrative Agent) evidencing the issued and outstanding Equity of any such Subsidiary of every class which shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), and (ii) such UCC-1 financing statements as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 5.1(a)(ii) in the issued and outstanding Equity of each such Subsidiary, provided that no pledge shall be required of more than 65% of the Equity owned directly by Borrower or any Domestic Subsidiary in any Foreign Subsidiary and that no Foreign Subsidiary shall be required to pledge any Equity in any other Foreign Subsidiary.

(d) Borrower hereby authorizes Administrative Agent, and its agents, successors and assigns, to file any and all necessary financing statements under the Uniform Commercial Code, assignments or continuation statements as necessary from time to time (in Administrative Agent’s discretion) to perfect (or continue perfection of) the Liens granted (or purported to be granted) pursuant to the Loan Papers.

Section 5.2 Opinions of Counsel. At any time Borrower or any of its Subsidiaries are required to execute and deliver Mortgages to Administrative Agent pursuant to Section 5.1, Borrower shall also deliver to Administrative Agent such opinions of counsel (including, if so requested, title opinions, and in each case addressed to Administrative Agent) and other evidence of title as Administrative Agent shall deem necessary or appropriate to verify (a) Borrower’s (or any such Subsidiary’s (as applicable)) title to the Required Reserve Value of the Proved Mineral Interests which are subject to such Mortgages, (b) the validity and perfection of the Liens created by such Mortgages, and (c) such other matters relative to such Mortgages as Administrative Agent may reasonably request.

Section 5.3 Guarantees. Payment and performance of the Obligations shall be fully guaranteed by GeoMet Operating and each existing or hereafter acquired Domestic Subsidiary pursuant to a Facility Guaranty. On the date of creation or acquisition by Borrower of any Domestic Subsidiary, or on the date of creation or acquisition by any Domestic Subsidiary of Borrower of any Indirect Subsidiary that is a Domestic Subsidiary, Borrower shall cause such Domestic Subsidiary to execute and deliver to Administrative Agent a Facility Guaranty.

ARTICLE VI

CONDITIONS TO BORROWINGS

Section 6.1 Conditions to Amendment and Restatement of Existing Credit Agreement, Initial Borrowing and Participation in Letter of Credit Exposure. The amendment and restatement of the Existing Credit Agreement on the terms and conditions set forth herein, and the obligation of each Bank to loan its Commitment Percentage of the initial Borrowing hereunder, and the obligation of Administrative Agent to issue (or cause another Bank to issue), the initial Letter of Credit issued hereunder is subject to the satisfaction of each of the following conditions:

(a) Deliveries. Administrative Agent shall have received each of the following documents, instruments and agreements, each of which shall be in form and substance and executed in such counterparts as shall be acceptable to Administrative Agent and Required Banks and each of which shall, unless otherwise indicated, be dated on or prior to the Effective Date:

(i) a Note payable to the order of each Bank in the amount of such Bank’s Commitment, duly executed and delivered by Borrower;

(ii) a Borrower Pledge Agreement duly executed and delivered by Borrower together with (A) certificates evidencing one hundred percent (100%) of the issued and outstanding Equity of GeoMet Operating and each other existing Domestic Subsidiary, which certificates shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), and (B) such financing statements as Administrative Agent shall request to evidence and perfect the Liens granted pursuant to such Borrower Pledge Agreement;

(iii) a Facility Guaranty duly executed and delivered by GeoMet Operating and each existing Domestic Subsidiary of Borrower;

(iv) the Amendments to Mortgages duly executed and delivered by Borrower and Administrative Agent, together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements and UCC-3 assignments and amendments, in form and substance satisfactory to Administrative Agent;

(v) a certificate, dated as of the Effective Date, executed by an Authorized Officer of Borrower stating that, to his knowledge, (A) the representations and warranties contained in this Agreement and the other Loan Papers are true and correct in all respects, (B) no Default or Event of Default has occurred which is continuing, and (C) all conditions set forth in this Section 6.1 and Section 6.2 have been satisfied;

(vi) a copy of the articles or certificate of incorporation or comparable charter documents, and all amendments thereto, of each Credit Party that is a party to any Loan Paper, accompanied by a certificate that such copy is true, correct and complete, issued by the appropriate Governmental Authority of the jurisdiction of incorporation or organization of each such Credit Party, and accompanied by a certificate of the Secretary, Assistant Secretary or comparable Authorized Officer of each such Credit Party that such copy is true, correct and complete as of the date hereof;

(vii) a copy of the bylaws or comparable charter documents, and all amendments thereto, of each Credit Party that is a party to any Loan Paper, accompanied by a certificate of the Secretary, Assistant Secretary or comparable Authorized Officer of each such Credit Party that such copy is true, correct and complete as of the date hereof;

(viii) certain certificates and other documents issued by the appropriate Governmental Authorities of such jurisdictions as Administrative Agent has requested relating to the existence of each Credit Party that is a party to any Loan Paper and to the effect that each Credit Party is in good standing with respect to the payment of franchise and similar Taxes and is duly qualified to transact business in such jurisdictions;

(ix) a certificate of incumbency of the officers of each Credit Party (to the extent a party to any Loan Paper) who will be authorized to execute or attest to any Loan Paper, dated the date hereof, executed by the Secretary, Assistant Secretary or comparable Authorized Officer of each such Credit Party (as applicable); and

(x) copies of resolutions or comparable authorizations approving the Loan Papers and authorizing the transactions contemplated by this Agreement and the other Loan Papers, duly adopted by the Board of Directors, partners or comparable authority of each Credit Party a party to any Loan Paper, accompanied by certificates of the Secretary, Assistant Secretary or comparable officer of each such Credit Party (as applicable) that such copies are true and correct copies of resolutions duly adopted in accordance with the charter documents of each such Credit Party, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the date hereof.

(b) Fees and Expenses. All reasonable fees and expenses of Administrative Agent, Book Manager, Sole Lead Manager and their Affiliates in connection with the credit facility provided herein shall have been paid.

(c) No Material Adverse Change. No Material Adverse Change shall have occurred in the assets, liabilities, financial condition or prospects of Borrower and its Subsidiaries, taken as a whole.

(d) No Legal Prohibition. The transactions contemplated by this Agreement and the other Loan Papers shall be permitted by applicable Law and regulation.

(e) No Litigation. No litigation, arbitration or similar proceeding shall be pending which calls into question the validity or enforceability of this Agreement and/or the other Loan Papers.

(f) Fees. Borrower shall have paid to (i) Administrative Agent, for the ratable benefit of each Bank, any fees to be paid on the date hereof and on the Effective Date pursuant to Section 2.14, and (i) Administrative Agent, for its own account, any fees payable to Administrative Agent or any Affiliate of Administrative Agent pursuant to Section 2.14. Additionally, Borrower shall pay, or provide for the payment of, all mortgage privilege taxes required to be paid upon the recording of the Mortgages in the various counties in the State of Alabama.

(g) Other Matters. All matters related to this Agreement, the other Loan Papers or any Credit Party shall be acceptable to Administrative Agent, and Borrower shall have delivered to Administrative Agent such evidence as it shall request to substantiate any matters related to this Agreement, the other Loan Papers, or any Credit Party as Administrative Agent shall reasonably request.

Upon satisfaction of each of the conditions set forth in this Section 6.1, Borrower and Administrative Agent shall execute the Certificate of Effectiveness. Upon the execution and delivery of the Certificate of Effectiveness, the Existing Credit Agreement shall automatically and completely be amended and restated on the terms set forth herein and the loans and tranches outstanding under the Existing Credit Agreement shall become the Loan and Tranches hereunder, in the same amount and with the same Interest Periods and LIBOR Rates, all without necessity of any other action on the part of any Bank, Administrative Agent or Borrower. Until execution and delivery of the Certificate of Effectiveness, the Existing Credit Agreement shall remain in full force and effect in accordance with its terms. Each Bank hereby authorizes Administrative Agent to execute the Certificate of Effectiveness on its behalf and acknowledges and agrees that the execution of the Certificate of Effectiveness by Administrative Agent shall be binding on each such Bank.

Section 6.2 Conditions to each Borrowing and each Letter of Credit. The obligation of each Bank to loan its Commitment Percentage of each Borrowing and the obligation of any Letter of Credit Issuer to issue Letters of Credit on the date any Letter of Credit is to be issued is subject to the further satisfaction of the following conditions:

(a) timely receipt by (i) Administrative Agent of a Request for Borrowing or Request for Letter(s) of Credit (as applicable), and (ii) Swing Line Bank (with a copy to Administrative Agent) of a Swing Line Notice (as applicable);

(b) immediately before and after giving effect to such Borrowing or issuance of such Letter(s) of Credit, no Default or Event of Default shall have occurred and be continuing and neither such Borrowing nor the issuance of such Letter(s) of Credit (as applicable) shall cause a Default or Event of Default;

(c) the representations and warranties of each Credit Party contained in this Agreement and the other Loan Papers shall be true and correct on and as of the date of such Borrowing or the issuance of such Letter(s) of Credit (as applicable);

(d) the funding of such Borrowing or the issuance of such Letter(s) of Credit (as applicable) and all other Borrowings to be made and/or Letter(s) of Credit to be issued (as applicable) on the same day under this Agreement, shall not cause a Borrowing Base Deficiency; and

(e) following the issuance of any Letter(s) of Credit, the aggregate Letter of Credit Exposure of all Banks shall not exceed $5,000,000.

Each Borrowing and the issuance of each Letter of Credit hereunder shall constitute a representation and warranty by Borrower that on the date of such Borrowing or issuance of such Letter of Credit (as applicable) the statements contained in subclauses (b), (c), (d) and (e) above are true.

Section 6.3 Materiality of Conditions. Each condition precedent herein is material to the transactions contemplated herein, and time is of the essence in respect of each thereof.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that each of the following statements is true and correct on the date hereof and will be true and correct on the Effective Date and on the occasion of each Borrowing and the issuance of each Letter of Credit:

Section 7.1 Existence and Power. Each of the Credit Parties (a) is a corporation, limited liability company or partnership duly incorporated or organized (as applicable), and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization (as applicable), (b) has all corporate, limited liability company or partnership power (as applicable) and all material governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted, and (c) is duly qualified to transact business as a foreign corporation, foreign limited liability company or foreign partnership (as applicable) in each jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

Section 7.2 Corporate, Limited Liability Company, Partnership and Governmental Authorization; Contravention. The execution, delivery and performance of this Agreement, the Notes, the Mortgages, and the other Loan Papers by each Credit Party (as applicable) (a) are within such Credit Party’s corporate, partnership, or limited liability company powers (as applicable), (b) have been duly authorized by all necessary corporate, partnership, or limited liability company action (as applicable), (c) require no action by or in respect of, or filing with, any Governmental Authority or official, and (d) do not contravene, or constitute a default under, any provision of applicable Law or regulations (including, without limitation, the Margin Regulations) or of the articles of association, partnership agreement, certificate of limited partnership, articles of incorporation, certificate of incorporation, bylaws, regulations or other organizational documents (as applicable) of any such Credit Party or of any agreement, indenture, judgment, injunction, order, decree or other instrument binding upon any such Credit Party or result in the creation or imposition of any Lien on any asset of any such Credit Party except Liens securing the Obligations.

Section 7.3 Binding Effect. This Agreement constitutes a valid and binding agreement of Borrower; the Notes, the Mortgages, and the other Loan Papers when executed and delivered in accordance with this Agreement, will then constitute valid and binding obligations of each Credit Party (to the extent a party thereto); and each Loan Paper is enforceable against each Credit Party (to the extent a party thereto) in accordance with its terms except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors rights generally, and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 7.4 Financial Information.

(a) The Current Financials fairly present, in conformity with GAAP (but excluding footnotes), the consolidated financial position of Borrower and its consolidated results of operations and cash flows as of the date and for the period covered thereby, subject to year end adjustments.

(b) There has been no Material Adverse Change in the business, financial position, results of operations or prospects of Borrower and its Subsidiaries, taken as a whole, since the date of the most recent balance sheet included in the Current Financials.

Section 7.5 Litigation. Except for matters disclosed on Schedule 2 attached hereto or in any written notice hereafter delivered to Administrative Agent to supplement Schedule 2, there is no action, suit or proceeding pending against, or to the knowledge of any Credit Party, threatened against or affecting any Credit Party before any court, arbitrator, Governmental Authority or official in which there is a reasonable possibility of an adverse decision which would have a Material Adverse Effect or which would in any manner draw into question the validity of the Loan Papers.

Section 7.6 ERISA. No Credit Party nor any ERISA Affiliate maintains or has ever maintained or been obligated to contribute to any Plan covered by Title IV of ERISA or subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA. Each Plan maintained by any Credit Party or any ERISA Affiliate is in compliance in all material respects with all applicable Laws. Except in such instances where an omission or failure would not have a Material Adverse Effect, (a) all returns, reports and notices required to be filed with any regulatory agency with respect to any Plan have been filed timely, and (b) no Credit Party nor any ERISA Affiliate has failed to make any contribution or pay any amount due or owing as required by the terms of any Plan. There are no pending or, to the best of Borrower’s knowledge, threatened claims, lawsuits, investigations or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and no Credit Party nor any ERISA Affiliate has knowledge of any threatened litigation or claims against, the assets of any Plan or its related trust or against any fiduciary of a Plan with respect to the operation of such Plan that are likely to result in liability of any Credit Party having a Material Adverse Effect. Except in such instances where an omission or failure would not have a Material Adverse Effect, each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is, and has been during the period from its adoption to date, so qualified, both as to form and operation and all necessary governmental approvals, including a favorable determination as to the qualification under the Code of such Plan and each amendment thereto, have been or will be timely obtained. No Credit Party nor any ERISA Affiliate has engaged in any prohibited transactions, within the meaning of Section 406 of ERISA or Section 4975 of the Code, in connection with any Plan which would result in liability of any Credit Party having a Material Adverse Effect. No Credit Party nor any ERISA Affiliate maintains or contributes to any Plan that provides a post-employment health benefit, other than a benefit required under Section 601 of ERISA, or maintains or contributes to a Plan that provides health benefits that is not fully funded except where the failure to fully fund such Plan would not have a Material Adverse Effect. No Credit Party maintains, has established or has ever participated in a multiple employer welfare benefit arrangement within the meaning of Section 3(40)(A) of ERISA.

Section 7.7 Taxes and Filing of Tax Returns. Each Credit Party has filed all material tax returns required to have been filed and has paid all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes which are payable by such party, to the extent the same have become due and payable other than Taxes with respect to which a failure to pay would not have a Material Adverse Effect. All Tax liabilities of each Credit Party and their predecessors are adequately provided for. Except as disclosed in writing to Banks, no tax liability of any Credit Party, or any of their predecessors has been asserted by the Internal Revenue Service or any other taxing authority for Taxes in excess of those already paid.

Section 7.8 Title to Properties; Liens. Each Credit Party has good and valid title to all material assets purported to be owned by it, free and clear of all Liens, except for Permitted Encumbrances. Without limiting the foregoing, (a) Borrower has good, valid and defensible title to all Borrowing Base Properties (except for Borrowing Base Properties disposed of in compliance with, and to the extent permitted by Section 9.5 to the extent this representation and warranty is made or deemed made after the Closing Date), free and clear of all Liens, except for Permitted Encumbrances, and (b) each Credit Party has good and valid title to all material assets reflected in the Current Financials and any subsequent financial statements delivered to Banks pursuant to Section 8.1(a) and Section 8.1(b) hereof. Notwithstanding the foregoing or anything to the contrary in the Cahaba Mortgage, Borrower hereby discloses to Administrative Agent and Banks that, and hereby qualifies its representations and warranties in the Loan Papers to the effect that, the description set forth on Exhibit A to the Cahaba Mortgage of the net working interests of Borrower with respect to the wells described on such Exhibit A (the “Cahaba Wells”) is incomplete in the following respect:

As of the effective date of the Cahaba Mortgage, Borrower owned an 87.5% net working interest in the Cahaba Wells. However, the lease governing the Cahaba Wells contains an escalating royalty interest on a well-by-basis that will reduce Borrower’s net working interests as follows: (a) two (2) years after first sales commence on a particular Cahaba Well, the 12.5% royalty interest therein escalates to 15.5%, thereby reducing Borrower’s net working interest therein to 84.5%, and (b) an additional two (2) years thereafter, the 15.5% royalty interest therein escalates again to 18.5%, thereby reducing Borrower’s net working interest therein to 81.5%, where it remains constant for life of the well.

Section 7.9 Mineral Interests. With the exception of Immaterial Title Deficiencies, all Borrowing Base Properties are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid. Without regard to any consent or non-consent provisions of any joint operating agreement covering any Credit Party’s Proved Mineral Interests, and with the exception of Immaterial Title Deficiencies, each Credit Party’s share of (a) the costs for each Borrowing Base Property is not greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests”, “WI”, “gross working interest”, “GWI”, or similar terms, and (b) production from, allocated to, or attributed to each such Borrowing Base Property is not less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest”, “NRI”, or similar terms. Each well drilled in respect of each Proved Producing Mineral Interest described in the Reserve Report has been drilled, bottomed, completed, and operated in material compliance with all applicable Laws and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production.

Section 7.10 Business; Compliance. Each Credit Party has performed and abided by all obligations required to be performed under each license, permit, order, authorization, grant, contract, agreement, or regulation to which such Credit Party is a party or by which such Credit Party or any of the assets of such Credit Party are bound to the extent a failure to perform and abide by such obligations could reasonably be expected to have a Material Adverse Effect; provided, that to the extent Mineral Interests owned by any such Credit Party are operated by operators other than such Credit Party or an Affiliate of such Credit Party, Borrower does not have any knowledge that any such obligation remains unperformed and the appropriate Person has diligently enforced all contractual obligations of such operators to insure performance.

Section 7.11 Licenses, Permits, Etc. Each Credit Party possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of tribunals, as are necessary to carry on its businesses as now being conducted except to the extent a failure to obtain any such item would not have a Material Adverse Effect; provided, that to the extent Mineral Interests owned by any Credit Party are operated by operators other than such Credit Party or an Affiliate of such Credit Party, Borrower does not have any knowledge that possession of such items has not been obtained, and the appropriate Person has diligently enforced all contractual obligations of such operators to obtain such items.

Section 7.12 Compliance with Law. The business and operations of each Credit Party have been and are being conducted in accordance with all applicable Laws, rules and regulations of all tribunals and Governmental Authorities, other than Laws, rules and regulations the violation of which is not (either individually or collectively) reasonably expected to have a Material Adverse Effect; provided, that to the extent Mineral Interests owned by any Credit Party are operated by operators other than any Credit Party or an Affiliate of any Credit Party, Borrower does not have any knowledge of non-compliance and the appropriate Person has diligently enforced all contractual obligations of such operators to insure compliance.

Section 7.13 Full Disclosure. All information heretofore furnished by Borrower or any of its Subsidiaries (or any other party on any Credit Party’s behalf) to any Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by any Credit Party or on behalf of any Credit Party to any Agent or any Bank will be, true, complete and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. Borrower has disclosed to Banks in writing any and all facts (other than facts of general public knowledge) which might reasonably be expected to have a Material Adverse Effect, or might affect (to the extent Borrower can now reasonably foresee), the business, operations, prospects or condition, financial or otherwise, of each Credit Party or the ability of each Credit Party to perform its obligations under this Agreement and the other Loan Papers.

Section 7.14 Organizational Structure; Nature of Business. Each Credit Party is engaged primarily in the business of acquiring, exploring, developing and operating Mineral Interests and the production, marketing, processing and transporting of Hydrocarbons therefrom. Schedule 3 attached hereto, accurately reflects, as of the Effective Date (a) the jurisdiction of incorporation or organization of each Credit Party, (b) each jurisdiction in which each such Credit Party is qualified to transact business as a foreign corporation, foreign partnership or foreign limited liability company, (c) the authorized, issued and outstanding stock, partnership or limited liability interests of each Credit Party, including the names of (and number of shares or other equity interests held by) the record and beneficial owners of such interests, and (d) all outstanding warrants, options, subscription rights, convertible securities or other rights to purchase capital stock, partnership or limited liability company interests of each Credit Party. Except as set forth in this Section 7.14 and in Schedule 3 hereto, as of the Effective Date no Person (other than Borrower) holds record or beneficial ownership of any capital stock or other equity interest in any Subsidiary of Borrower or any other right or option to acquire any capital stock or other equity interest in any Subsidiary of Borrower and, without limiting the foregoing, there are not outstanding any warrants, options, subscription rights or other rights to purchase stock or other equity interests in any Subsidiary of Borrower. Except as set forth in Schedule 3 hereto, as supplemented in writing from time to time, Borrower does not have any Subsidiaries, and no Credit Party is a partner or joint venturer in any partnership or joint venture or a member of any unincorporated association.

Section 7.15 Environmental Matters. Except as revealed in writing from time to time delivered to Administrative Agent, no real or personal property owned or leased by any Credit Party (including, without limitation, Mineral Interests) and no operations conducted thereon, and no operations of any prior owner, lessee or operator of any such properties, is or has been in violation of any Applicable Environmental Law other than violations which neither individually nor in the aggregate will have a Material Adverse Effect, nor is any such property or operation the subject of any existing, pending or, to Borrower’s knowledge, threatened Environmental Complaint which will, individually or in the aggregate, have a Material Adverse Effect. All notices, permits, licenses, and similar authorizations, if any, required to be obtained or filed in connection with the ownership or operation of any and all real and personal property owned, leased or operated by any Credit Party, including, without limitation, notices, licenses, permits and authorizations required in connection with any past or present treatment, storage, disposal, or release of Hazardous Substances into the environment, have been duly obtained or filed except to the extent the failure to obtain or file such notices, licenses, permits and authorizations would not have a Material Adverse Effect. All Hazardous Substances, if any, generated at any and all real and personal property owned, leased or operated by any Credit Party have been transported, treated, and disposed of only by carriers maintaining valid permits under RCRA and all other Applicable Environmental Laws, to the extent failure to do so would have a Material Adverse Effect. There have been no Hazardous Discharges which were not in compliance with Applicable Environmental Laws other than Hazardous Discharges which would not, individually or in the aggregate, have a Material Adverse Effect. No Credit Party has any contingent liability in connection with any Hazardous Discharges which could have a Material Adverse Effect.

Section 7.16 Burdensome Obligations. No Credit Party, nor any of the properties of any Credit Party, is subject to any Law or regulation or subject to any restriction under the articles or certificate of incorporation, certificate of limited partnership, partnership agreement, bylaws, regulations or other organizational documents of any Credit Party or under any agreement or instrument to which any Credit Party is a party or by which any of its properties may be subject or bound, which is so unusual or burdensome as to be likely in the foreseeable future to have a Material Adverse Effect. Without limiting the foregoing, no Credit Party is a party to or bound by an agreement or subject to any order of any Governmental Authority which prohibits or restricts in any way the right of such party to make Distributions other than restrictions binding on the Credit Party set forth in this Agreement.

Section 7.17 Government Regulations. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other Law or regulation which regulates the incurring by it of Debt, including, but not limited to, Laws relating to common carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 7.18 Fiscal Year. Borrower’s Fiscal Year is January 1 through December 31.

Section 7.19 No Default. Neither a Default nor an Event of Default has occurred or will exist after giving effect to the transactions contemplated by this Agreement or the other Loan Papers.

Section 7.20 Gas Balancing Agreements and Advance Payment Contracts. On the date of this Agreement, (a) there is no Material Gas Imbalance, and (b) the aggregate amount of all Advance Payments received by any Credit Party under Advance Payment Contracts which have not been satisfied by delivery of production does not exceed $500,000.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Borrower agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:

Section 8.1 Information. Borrower will deliver, or cause to be delivered, to Administrative Agent, for delivery to each Bank (which may be by posting to Intralinks):

(a) as soon as available and in any event within ninety (90) days (or such shorter time as required to be filed with the SEC) after the end of each Fiscal Year of Borrower, the consolidated balance sheet of Borrower as of the end of such Fiscal Year and the related consolidated statements of income and cash flow for such Fiscal Year, all reported by Borrower in accordance with GAAP and audited by a firm of independent public accountants of nationally recognized standing acceptable to Administrative Agent; to the extent Borrower’s Form of 10-K filed with the SEC for each Fiscal Year contains all information required by this Section 8.1(a), Borrower may satisfy its obligations under this Section 8.1(a) for each Fiscal Year by delivering to Administrative Agent a copy of such Form 10-K for such Fiscal Year within five (5) Domestic Business Days of filing same with the SEC;

(b) as soon as available and in any event within forty-five (45) days (or such shorter time as required to be filed with the SEC) after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of Borrower, the consolidated balance sheet of Borrower as of the end of such Fiscal Quarter and the related consolidated statements of income and cash flow for such Fiscal Quarter and for the portion of Borrower’s Fiscal Year ended at the end of such Fiscal Quarter; to the extent Borrower’s Form 10-Q filed with the SEC for each Fiscal Quarter contains all information required by this Section 8.1(b), Borrower may satisfy its obligations under this Section 8.1(b) for each Fiscal Quarter by delivering to Administrative Agent a copy of such Form 10-Q for such Fiscal Quarter within five (5) Domestic Business Days of filing same with the SEC. All financial statements delivered pursuant to this Section 8.1(b) shall be certified as to fairness of presentation, GAAP and consistency by the chief financial officer of Borrower (but excluding footnotes and subject to normal year end adjustments);

(c) simultaneously with the delivery of each set of financial statements referred to in Section 8.1(a) and Section 8.1(b), a certificate of the chief financial officer of Borrower in the form of Exhibit E attached hereto, (i) setting forth in reasonable detail the calculations required to establish whether Borrower was in compliance with the requirements of Article X on the date of such financial statements, (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto, (iii) setting forth (A) whether as of such date (or the most recent dates as of which gas imbalances have been determined) there is a Material Gas Imbalance and, if so, setting forth the amount of net gas imbalances under Gas Balancing Agreements to which any Credit Party is a party or by which any Mineral Interests owned by any Credit Party are bound, and (B) the aggregate amount of all Advance Payments received under Advance Payment Contracts to which Borrower or any Subsidiary is a party or by which any Mineral Interests owned by any Credit Party are bound which have not been satisfied by delivery of production, if any, and (iv) a summary of the Hedge Transactions to which any Credit Party is a party on such date;

(d) immediately upon any Authorized Officer of any Credit Party becoming aware of the occurrence of any Default, including, without limitation, a Default under Article X, a certificate of an Authorized Officer of Borrower setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;

(e) prompt notice of (i) any Material Adverse Change in the financial condition of Borrower and its Subsidiaries, taken as a whole, or (ii) the occurrence of any acceleration of the maturity of any Debt owing by any Credit Party or any default under any indenture, mortgage, agreement, contract or other instrument to which it is a party or by which it or any of its properties is bound, if such default or acceleration might have a Material Adverse Effect;

(f) promptly upon receipt of same, any notice or other information received by any Credit Party indicating any potential, actual or alleged (i) non-compliance with or violation of the requirements of any Applicable Environmental Law which is reasonably likely to result in liability to any Credit Party for fines, clean up or any other remediation obligations or any other liability in excess of $500,000 in the aggregate; (ii) release or threatened release of any Hazardous Discharge which release would impose on any Credit Party a duty to report to a Governmental Authority or to pay cleanup costs or to take remedial action under any Applicable Environmental Law which is reasonably likely to result in liability to any Credit Party for fines, clean up and other remediation obligations or any other liability in excess of $500,000 in the aggregate; or (iii) the existence of any Lien arising under any Applicable Environmental Law securing any obligation to pay fines, clean up or other remediation costs or any other liability in excess of $500,000 in the aggregate. Without limiting the foregoing, Borrower shall provide to Banks promptly upon receipt of same copies of all environmental consultants or engineers reports received by any Credit Party which would render the representations and warranties contained in Section 7.15 untrue or inaccurate in any material respect;

(g) in the event any notification is provided by any Credit Party to any Bank or Administrative Agent pursuant to Section 8.1(f) hereof or Administrative Agent or any Bank otherwise learns of any event or condition under which any such notice would be required, then, upon request of Required Banks (but no more frequently than once per calendar year), Borrower shall, within ninety (90) days of such request, cause to be furnished to each Bank a report by an environmental consulting firm acceptable to Administrative Agent and Required Banks, stating that a review of such event, condition or circumstance has been undertaken (the scope of which shall be acceptable to Administrative Agent and Required Banks) and detailing the findings, conclusions, and recommendations of such consultant. Borrower shall bear all expenses and costs associated with such review and updates thereof;

(h) no later than May 1 and November 1 of each year, commencing May 1, 2006, reports of production volumes, revenue, expenses and average monthly product prices for all oil and gas properties owned by Borrower and its Subsidiaries with a Recognized Value of $500,000 or more for the periods of six (6) months ending the preceding January 1 and July 1 respectively, which shall be reported on a field by field basis and otherwise in form and substance acceptable to each Bank;

(i) as soon as available and in any event not later than February 28th of each Fiscal Year of Borrower, a draft of the annual budget of Borrower and its Subsidiaries (taken as a whole) for such Fiscal Year, reviewed by the Board of Directors of Borrower, setting forth in reasonable detail the projected revenues and expenses of Borrower and such Subsidiaries (taken as a whole) for such Fiscal Year;

(j) without limiting Borrower’s obligations under Section 8.1(a) and Section 8.1(b), promptly upon the filing thereof, copies of all final registration statements, post effective amendments thereto and annual, quarterly or special reports which any Credit Party shall have filed with the SEC;

(k) prompt notice of any change (i) in any Credit Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its properties, (ii) in the location of any Credit Party’s chief executive office or principal place of business, or (iii) in any Credit Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed; and

(l) from time to time such additional information regarding the financial position or business of each Credit Party as Administrative Agent, at the request of any Bank, may reasonably request.

Section 8.2 Business of Credit Parties. The primary business of each Credit Party will continue to be the acquisition, exploration, development and operation of Mineral Interests, and the production and marketing of Hydrocarbons and accompanying elements therefrom.

Section 8.3 Maintenance of Existence. Borrower shall, and shall cause each of the other Credit Parties to, at all times (a) maintain its corporate, partnership or limited liability company existence (as applicable) in its state of organization, and (b) maintain its good standing and qualification to transact business in all jurisdictions where the failure to maintain good standing or qualification to transact business could have a Material Adverse Effect.

Section 8.4 Right of Inspection. Borrower will permit, and will cause each other Credit Party to permit, any officer, employee or agent of Administrative Agent or any Bank to visit and inspect any of the assets of any Credit Party, examine each Credit Party’s books of record and accounts, take copies and extracts therefrom, and discuss the affairs, finances and accounts of each Credit Party with any of such Credit Party’s officers, accountants and auditors, all upon reasonable advance notice and at such reasonable times and as often as Administrative Agent or any Bank may desire, all at the expense of Borrower; provided, that, prior to the occurrence of an Event of Default, neither Administrative Agent nor any Bank will require any Credit Party to incur any unreasonable expense as a result of the exercise by Administrative Agent or any Bank of its rights pursuant to this Section 8.4.

Section 8.5 Maintenance of Insurance. Borrower will, and will cause each other Credit Party to, at all times maintain or cause to be maintained insurance covering such risks as are customarily carried by businesses similarly situated including, without limitation, the following: (a) workmen’s compensation insurance; (b) employer’s liability insurance; (c) comprehensive general public liability and property damage insurance in respect of all activities in which any Credit Party might incur personal liability for the death or injury of an employee or third person, or damage to or destruction of another’s property; and (d) comprehensive automobile liability insurance. All policies of insurance maintained by the Credit Parties pursuant to this Section 8.5 shall name Administrative Agent as an additional insured.

Section 8.6 Payment of Taxes and Claims. Borrower will, and will cause each other Credit Party to, pay (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon, and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by Law have or might become a Lien (other than a Permitted Encumbrance) on any of its assets; provided, however, no payment of Taxes or claims shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted in accordance with good business practices and no material part of the property or assets of any Credit Party is subject to levy or execution, and (ii) the Credit Parties, as and to the extent required in accordance with GAAP, shall have set aside on its books, reserves (segregated to the extent required by GAAP) deemed by it to be adequate with respect thereto.

Section 8.7 Compliance with Laws and Documents. Borrower will, and will cause each other Credit Party to, comply with all Laws, its articles or certificate of incorporation, certificate of limited partnership, partnership agreement, bylaws, regulations and similar organizational documents and all Material Agreements to which any Credit Party is a party, if a violation, alone or when combined with all other such violations, would have a Material Adverse Effect.

Section 8.8 Operation of Properties and Equipment.

(a) Borrower will, and will cause each other Credit Party to, maintain, develop and operate its Mineral Interests in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such properties so long as such oil and gas leases are capable of producing Hydrocarbons and accompanying elements in paying quantities, to the extent that the failure to so observe and comply would have a Material Adverse Effect.

(b) Borrower will, and will cause each other Credit Party to, comply in all respects with all contracts and agreements applicable to or relating to its Mineral Interests or the production and sale of Hydrocarbons and accompanying elements therefrom, except to the extent a failure to so comply would not have a Material Adverse Effect.

(c) Borrower will, and will cause each other Credit Party to, maintain, preserve and keep all operating equipment used with respect to its Mineral Interests in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained; provided, that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if a Credit Party shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of such Credit Party.

(d) With respect to Mineral Interests of any Credit Party which are operated by operators other than such Credit Party, no Credit Party shall be obligated itself to perform any undertakings contemplated by the covenants and agreements contained in this Section 8.8 which are performable only by such operators and are beyond the control of such Credit Party, but shall be obligated to seek to enforce such operators’ contractual obligations to maintain, develop and operate the Mineral Interests subject to such operating agreements.

Section 8.9 Further Assurances. Borrower will, and will cause each other Credit Party to, execute and deliver or cause to be executed and delivered such other and further instruments or documents and take such further action as in the reasonable judgment of Administrative Agent may be required to carry out the provisions and purposes of the Loan Papers including, without limitation, to create, preserve, protect and perfect the Liens of the Administrative Agent for the ratable benefit of the Banks as required by Article V.

Section 8.10 Environmental Law Compliance and Indemnity. Borrower will, and will cause each other Credit Party to, comply in all material respects with all Applicable Environmental Laws, including, without limitation, (a) all licensing, permitting, notification and similar requirements of Applicable Environmental Laws, and (b) all provisions of Applicable Environmental Law regarding storage, discharge, release, transportation, treatment and disposal of Hazardous Substances. Borrower will, and will cause each other Credit Party to, promptly pay and discharge when due all debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Applicable Environmental Laws. Borrower hereby indemnifies and agrees to defend and hold Banks and their successors and assigns harmless from and against any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by any Bank at any time and from time to time including, without limitation, those asserted or arising subsequent to the payment or other satisfaction of the Loan, by reason of or arising out of the ownership, construction, occupancy, operation, use and maintenance of any of the collateral for the Loan, including matters arising out of the negligence of Banks; provided, however, this indemnity shall not apply with respect to matters caused by or arising out of (i) the gross negligence or willful misconduct of Banks (IT BEING THE EXPRESS INTENTION HEREBY THAT BANKS SHALL BE INDEMNIFIED FROM THE CONSEQUENCES OF THEIR NEGLIGENCE); and (ii) the construction, occupancy, operation, use and maintenance of the collateral for the Loan by any owner, lessee or party in possession of the collateral for the Loan subsequent to the ownership of the collateral for the Loan by Borrower. The foregoing indemnity and agreement applies to the violation of any Applicable Environmental Law prior to the payment or other satisfaction of the Loan and any act, omission, event or circumstance existing or occurring on or about the collateral for the Loan (including, without limitation, the presence on the collateral for the Loan or release from the collateral for the Loan of asbestos or other Hazardous Substances disposed of or otherwise present in or released prior to the payment or other satisfaction of the Loan). It shall not be a defense to the covenant of Borrower to indemnify that the act, omission, event or circumstance did not constitute a violation of any Applicable Environmental Law at the time of its existence or occurrence. The provisions of this Section 8.10 shall survive the repayment of the Loan and shall continue thereafter in full force and effect. In the event of the transfer of the Loan or any portion thereof, Banks or any prior holder of the Loan and any participants shall continue to be benefited by this indemnity and agreement with respect to the period of such holding of the Loan.

Section 8.11 ERISA Reporting Requirements. Borrower shall furnish or cause to be furnished to Administrative Agent:

(a) promptly and in any event (i) within thirty (30) days after any Credit Party or any ERISA Affiliate knows or has reason to know that any ERISA Event described in clause (a) of the definition of ERISA Event or any event described in Section 4063(a) of ERISA with respect to any Plan of any Credit Party or any ERISA Affiliate has occurred, and (ii) within ten (10) days after any Credit Party or any ERISA Affiliate knows or has reason to know that any other ERISA Event with respect to any Plan of any Credit Party or any ERISA Affiliate has occurred or a request for minimum funding waiver under Section 412 of the Code with respect to any Plan of any Credit Party or any ERISA Affiliate has been made, a written notice describing such event and describing what action is being taken or is proposed to be taken with respect thereto, together with a copy of any notice of event that is given to the PBGC;

(b) promptly and in any event within two (2) Domestic Business Days after receipt thereof by any Credit Party or any ERISA Affiliate from the PBGC, copies of each notice received by any Credit Party or any ERISA Affiliate of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(c) promptly and in any event within thirty (30) days after the receipt by any Credit Party of a request therefor by a Bank, copies of any annual and other report (including Schedule B thereto) with respect to a Plan filed by any Credit Party or any ERISA Affiliate with the United States Department of Labor, the Internal Revenue Service or the PBGC;

(d) promptly, and in any event within ten (10) Domestic Business Days after receipt thereof, a copy of any correspondence any Credit Party or any ERISA Affiliate receives from the Plan Sponsor (as defined by Section 4001(a)(10) of ERISA) of any Plan asserting withdrawal liability pursuant to Section 4219 or 4202 of ERISA upon any Credit Party or any ERISA Affiliate, and a statement from the chief financial officer of such Credit Party or such ERISA Affiliate setting forth details as to the events giving rise to such withdrawal liability and the action which such Credit Party or such ERISA Affiliate is taking or proposes to take with respect thereto;

(e) notification within thirty (30) days of the effective date thereof of any material increases in the benefits of any existing Plan which is not a multi-employer plan (as defined in Section 4001(a)(3) of ERISA), or the establishment of any new Plans, or the commencement of contributions to any Plan to which any Credit Party or any ERISA Affiliate was not previously contributing;

(f) notification within three (3) Domestic Business Days after any Credit Party or any ERISA Affiliate knows or has reason to know that any such Credit Party or any such ERISA Affiliate has or intends to file a notice of intent to terminate any Plan under a distress termination within the meaning of Section 4041(c) of ERISA and a copy of such notice; and

(g) promptly after receipt of written notice of commencement thereof, notice of all (i) claims made by participants or beneficiaries with respect to any Plan and (ii) actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Credit Party or any ERISA Affiliate with respect to any Plan, except those which, in the aggregate, if adversely determined would not have a Material Adverse Effect.

Section 8.12 Offering Materials. Borrower will promptly upon the consummation of the Equity Offering, provide to Administrative Agent a true, correct and complete copy of the final offering memorandum and related Offering Materials evidencing the final terms and conditions of the Equity Offering.

ARTICLE IX

NEGATIVE COVENANTS

Borrower agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:

Section 9.1 Debt of Borrower. Borrower will not, nor will Borrower permit any other Credit Party to, incur, become or remain liable for any Debt other than (a) the Obligations, (b) Debt of Borrower or any other Credit Party to Borrower or any Subsidiary of Borrower that has provided a Facility Guaranty and the Equity of which has been pledged to Administrative Agent pursuant to a Borrower Pledge Agreement or a Subsidiary Pledge Agreement, (c) any other Debt disclosed on the September 30, 2005 balance sheet of Borrower (including extensions and renewals of such Debt, but excluding replacements or increases of such Debt), (d) so long as the aggregate outstanding principal balance thereunder does not exceed $10,000,000 at any time, capital lease obligations under the Bank of America Master Lease, and (e) other Debt in an aggregate amount outstanding at any time not to exceed $250,000.

Section 9.2 Restricted Payments. Borrower will not, nor will Borrower permit any other Credit Party to, declare, pay or make, or incur any liability to declare, pay or make, any Restricted Payment.

Section 9.3 Negative Pledge. Borrower will not, nor will Borrower permit any other Credit Party to, create, assume or suffer to exist any Lien on any asset owned by it (other than Permitted Encumbrances). Borrower will not, nor will Borrower permit any other Credit Party to, enter into or become subject to any agreement (other than this Agreement) that prohibits or otherwise restricts the right of any Credit Party to create, assume or suffer to exist any Lien in favor of Administrative Agent or any Bank on any Credit Party’s assets.

Section 9.4 Consolidations and Mergers. Borrower will not, nor will Borrower permit any other Credit Party to, consolidate or merge with or into any other Person; provided, that, so long as no Default or Event of Default exists or will result, Borrower or any Subsidiary of Borrower may merge or consolidate with any other Person so long as Borrower or any wholly owned Subsidiary of Borrower is the surviving corporation or entity.

Section 9.5 Asset Dispositions. Borrower will not, nor will Borrower permit any other Credit Party to, sell, lease, transfer, abandon or otherwise dispose of any Borrowing Base Properties, except pursuant to Permitted Asset Sales. Borrower will not, nor will Borrower permit any other Credit Party to, sell, lease, transfer, abandon or otherwise dispose of any assets other than Borrowing Base Properties pursuant to the preceding sentence, except for (a) the sale in the ordinary course of business of Hydrocarbons produced from Borrower’s Mineral Interests, (b) the sale, lease, transfer, abandonment or other disposition of machinery, equipment and other personal property and fixtures which are (i) made in connection with a release, surrender or abandonment of a well, or (ii) (A) obsolete or unneeded for their intended purpose and disposed of in the ordinary course of business, or (B) replaced by articles of comparable suitability owned by any Credit Party, free and clear of all Liens except Permitted Encumbrances, and (c) the sale, lease, transfer, abandonment or other disposition of Mineral Interests that are not Borrowing Base Properties so long as such Mineral Interests are not necessary or useful in the operation of any Borrowing Base Property. No sale, lease, assignment, transfer or other disposition of any Borrowing Base Property shall be permitted pursuant to this Section 9.5 unless each of the following conditions is satisfied: (A) all mandatory prepayments required by Section 2.7 in connection with such sale, lease, assignment, transfer or other disposition are made concurrently with the closing thereof; (B) no Event of Default has occurred which is continuing; and (C) no Borrowing Base Deficiency shall exist immediately after giving effect to the application of the proceeds of such sale, lease, transfer, abandonment or other disposition. Except as provided in Schedule 3 (or pursuant to the exercise of options and rights listed on Schedule 3), in no event will Borrower issue, sell, transfer or dispose of, or permit any other Credit Party to issue, sell, transfer or dispose of, any capital stock or other equity interest in any Subsidiary (direct or indirect) of Borrower, nor will Borrower issue or sell, or permit any other Credit Party to issue or sell, any capital stock or other equity interest in any Subsidiary of Borrower or any option, warrant or other right to acquire such capital stock or equity interest or security convertible into such capital stock or equity interest, to any Person other than Borrower or any Subsidiary of Borrower that has provided a Facility Guaranty and the Equity of which has been pledged to Administrative Agent pursuant to a Borrower Pledge Agreement or a Subsidiary Pledge Agreement or, in the case of Foreign Subsidiaries only, issuances or sales of Equity by one Foreign Subsidiary to another.

Section 9.6 Amendments to Organizational Documents; Other Material Agreements. Borrower will not, nor will Borrower permit any other Credit Party to, enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under, its certificate or articles of incorporation, bylaws, partnership agreement, regulations or other organizational documents other than amendments, modifications and waivers (a) in connection with the Equity Offering or Qualified Public Offering, or (b) which will not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.7 Use of Proceeds. The proceeds of Borrowings under the Commitment will not be used for any purpose other than working capital, to refinance existing indebtedness under the Existing Credit Agreement, to finance the acquisition, exploration, development and production of Mineral Interests, and for general corporate purposes. None of the proceeds of the Loan nor any Letter of Credit issued hereunder will be used, directly or indirectly, (a) for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (b) in violation of applicable Law or regulation (including, without limitation, the Margin Regulations). Letters of Credit will be issued hereunder only for the purpose of securing bids, tenders, contracts and other obligations entered into in the ordinary course of Borrower’s business, for the purpose of securing bonds (including, without limitation, appeal bonds), and to secure Borrower’s obligations under Oil and Gas Hedge Transactions; provided, that, the aggregate Letter of Credit Exposure of all Banks under all Hedge Transaction Letters of Credit shall not exceed $5,000,000 at any time.

Section 9.8 Investments. Borrower will not, nor will Borrower permit any other Credit Party to, directly or indirectly, make any Investment other than Permitted Investments.

Section 9.9 Transactions with Affiliates. Borrower will not, nor will Borrower permit any other Credit Party to, engage in any material transaction with any of their Affiliates that is not a Credit Party unless such transaction is generally as favorable to such Credit Party as could be obtained in an arm’s length transaction with an unaffiliated Person in accordance with prevailing industry customs and practices. Notwithstanding the foregoing, the restrictions set forth in this Section 9.9 shall not apply to the payment of reasonable and customary fees to directors of Borrower who are not employees of Borrower or any Subsidiary of Borrower.

Section 9.10 ERISA. Except in such instances where an omission or failure would not have a Material Adverse Effect, Borrower will not, nor will Borrower permit any other Credit Party to (a) take any action or fail to take any action which would result in a violation of ERISA, the Code or other Laws applicable to the Plans maintained or contributed to by it or any ERISA Affiliate, or (b) modify the term of, or the funding obligations or contribution requirements under any existing Plan, establish a new Plan, or become obligated or incur any liability under a Plan that is not maintained or contributed to by any Credit Party or any ERISA Affiliate as of the Effective Date.

Section 9.11 Hedge Transactions. Borrower will not, nor will Borrower permit any other Credit Party to, enter into any Oil and Gas Hedge Transactions which would cause the volume of Hydrocarbons with respect to which a settlement payment is calculated to exceed eight-five percent (85%) of Borrower’s and its Subsidiaries’ anticipated production from Proved Producing Mineral Interests during the period from the immediately preceding settlement date (or the commencement of such Hedge Transactions if there is no prior settlement date) to such settlement date.

Section 9.12 Operating Leases. Borrower will not, nor will Borrower permit any other Credit Party to, incur, become, or remain liable under any Operating Lease which would cause the aggregate amount of all Rentals payable by any Credit Party in any Fiscal Year to be greater than $1,000,000.

Section 9.13 Speculative Hedge Transactions. Borrower will not, nor will Borrower permit any other Credit Party to, enter into any commodity, interest rate, currency or other swap, option, collar or other derivative transaction pursuant to which any Credit Party speculates on the movement of commodity prices, securities prices, interest rates, financial markets, currency markets or other items; provided, that nothing contained in this Section 9.13 shall prohibit any Credit Party from (a) entering into interest rate swaps or other interest rate hedge transactions pursuant to which such Credit Party hedges interest rate risk with respect to the interest reasonably anticipated to be incurred pursuant to this Agreement (b) entering into Oil and Gas Hedge Transactions permitted by Section 9.11 hereof, or (c) making Permitted Investments.

Section 9.14 Fiscal Year. Borrower shall not change its Fiscal Year.

Section 9.15 Change in Business. Borrower will not, nor will Borrower permit any other Credit Party to, engage in any business other than the businesses collectively engaged in by such parties on the date hereof and normal extensions thereof.

Section 9.16 Bank of America Master Lease. Borrower will not permit the aggregate principal balance under the Bank of America Master Lease to exceed, and will not allow GeoMet Operating to incur obligations under the Bank of America Master Lease the principal balance of which exceeds, $10,000,000 at any time prior to the Termination Date.

ARTICLE X

FINANCIAL COVENANTS

Borrower agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:

(a) Borrower will not permit its ratio of Consolidated Current Assets to its Consolidated Current Liabilities as of the end of any Fiscal Quarter to be less than 1 to 1.

(b) As of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2005, Borrower will not permit its ratio of (i) Consolidated EBITDA (for the four (4) Fiscal Quarters ending on such date) to (ii) the sum of (A) Consolidated Net Interest Expense (for the four (4) Fiscal Quarters ending on such date) plus (B) Letter of Credit Fees (accruing during the Fiscal Quarter ending on such date) to be less than 2.75 to 1.

ARTICLE XI

DEFAULTS

Section 11.1 Events of Default. If one or more of the following events (collectively “Events of Default” and individually an “Event of Default”) shall have occurred and be continuing:

(a) Borrower shall fail to pay any principal of any Note or any reimbursement obligation with respect to any Letters of Credit within one Business Day after the same becomes due;

(b) Borrower shall fail to pay any accrued interest due and owing on any Note or any fees or any other amount payable hereunder when due and such failure shall continue for a period of five (5) Domestic Business Days following the due date;

(c) any Credit Party shall fail to observe or perform any covenant or agreement applicable thereto contained in Section 4.5, Section 8.1(d), Article IX or Article X;

(d) any Credit Party shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Loan Papers (other than those covered by Section 11.1(a), Section 11.1(b) and Section 11.1(c)) and such failure continues for a period of thirty (30) days after written notice thereof has been given to any such Credit Party by Administrative Agent at the request of Required Banks;

(e) any Credit Party shall fail to cause the financial statements described in Section 8.1(a) to be accompanied by the opinion without qualification (except for qualifications required by changes in accounting methods with which such Credit Party’s auditors concur) of the accountants preparing such opinion, that such financial statements were prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial position and results of operations of such Credit Party;

(f) any representation, warranty, certification or statement made or deemed to have been made by any Credit Party in this Agreement or by any Credit Party or any other Person on behalf of any Credit Party in any other Loan Paper or any other certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

(g) any Credit Party shall fail to make any payment when due on any Debt in a principal amount equal to or greater than $500,000, or any event or condition (i) shall occur which results in the acceleration of the maturity of any Debt of any such Credit Party in a principal amount equal to or greater than $500,000, or (ii) shall occur which entitles (or, with the giving of notice or lapse of time or both, would unless cured or waived, entitle) the holder of such Debt to accelerate the maturity thereof;

(h) any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate or partnership action to authorize any of the foregoing;

(i) an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party under the federal bankruptcy Laws as now or hereafter in effect;

(j) one (1) or more judgments or orders for the payment of money aggregating in excess of $500,000 shall be rendered against any Credit Party and such judgment or order (i) shall continue unsatisfied and unstayed for a period of sixty (60) days, or (ii) is not fully paid and satisfied or stayed prior to the date on which any of its assets may be lawfully sold to satisfy such judgment or order;

(k) this Agreement or any other Loan Paper shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Credit Party, or any Credit Party shall deny that it has any further liability or obligation under any of the Loan Papers, or any Lien created by the Loan Papers shall for any reason (other than the express release thereof by a written instrument executed by Administrative Agent in accordance with the Loan Papers) cease to be a valid, first priority, perfected Lien (subject only to Permitted Encumbrances) upon any of the property purported to be covered thereby and as a result thereof the Required Reserve Value of the Mineral Interests held by Borrower ceases to be subject to such Liens under the Loan Papers; or

(l) a Change of Control shall occur;

then, and in every such event, Administrative Agent shall without presentment, notice or demand (unless expressly provided for herein) of any kind (including, without limitation, notice of intention to accelerate and acceleration), all of which are hereby waived, (A) if requested by Required Banks, terminate the Commitment and it shall thereupon terminate, and (B) if requested by Required Banks, take such other actions as may be permitted by the Loan Papers including, without limitation, declaring the Notes, or any of them, (together with accrued interest thereon) to be, and the Notes, or any of them, shall thereupon become, immediately due and payable; provided, that, in the case of any of the Events of Default specified in Section 11.1(h) or Section 11.1(i), without any notice to Borrower or any other Credit Party or any other act by Administrative Agent or Banks, the Commitment shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable, without presentment, notice or demand of any kind, including, without limitation, notice of intention to accelerate and acceleration.

ARTICLE XII

AGENTS

Section 12.1 Appointment and Authorization. Each Bank irrevocably appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the Notes, the Mortgages and the other Loan Papers as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto; provided, that, as between and among Banks and Agents, no Agent will prosecute, settle or compromise any claim against Borrower or any other Credit Party or release or institute enforcement proceedings, except with the consent of Required Banks. Each Bank and Borrower agree that none of the Agents is a fiduciary for Banks or for Borrower or any other Credit Party but simply is acting in the capacity described herein to alleviate administrative burdens for Credit Parties and Banks and that no Agent has any duties or responsibilities to Banks or any Credit Party except those expressly set forth herein.

Section 12.2 Agents and Affiliates. Each Agent in its individual capacity and not as an Agent hereunder shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not an Agent hereunder and each Agent in its individual capacity and not as an Agent hereunder may accept deposits from, lend money to, and generally engage in any kind of business with any Credit Party and any of their Affiliates as if it were not an Agent hereunder.

Section 12.3 Action by Administrative Agent. The obligations of Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, Administrative Agent shall not be required to take any action with respect to any

Default or Event of Default, except as expressly provided in Article XI. Notwithstanding the administrative authority delegated to Administrative Agent, Administrative Agent shall not without the prior written approval of all Banks, cause or permit any modification of the Loan Papers which would (a) increase the Commitment of any Bank or subject any Bank to any additional obligation, (b) forgive any of the principal or reduce the rate of interest on the Loan or any fees hereunder, (c) postpone the Termination Date or any other date fixed for payment of principal of or interest on the Loan or any fees hereunder, (d) change the percentage of the Total Commitment, or the number of Banks which shall be required for Banks or any of them to take any action under Section 14.2 or any other provision of this Agreement, (e) permit any Credit Party to assign any of its rights hereunder, (f) amend or waive any of the provisions of Article IV or of the definitions contained in Section 1.1 applicable thereto, or (g) provide for the release or substitution of collateral for the Loan other than releases made in connection with sales of collateral which are expressly permitted under Section 9.5. Subject to the foregoing, Administrative Agent shall make such requests or take such actions in respect of any Credit Party as Required Banks shall direct. Further, subject to the foregoing, Administrative Agent shall grant such waivers, consents or approvals in favor of any Credit Party as Required Banks shall direct.

Section 12.4 Consultation with Experts. Each Agent may consult with legal counsel (who may be counsel for any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 12.5 Liability of Agents. None of the Agents nor any of their directors, officers, agents, or employees shall be liable for any action taken or not taken by such Agent in connection herewith (a) with the consent or at the request of Required Banks, or (b) in the absence of its own gross negligence or willful misconduct, IT BEING THE INTENTION OF BANKS THAT SUCH PARTIES SHALL NOT BE LIABLE FOR THE CONSEQUENCES OF THEIR ORDINARY NEGLIGENCE. None of the Agents nor any of their respective officers, directors, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder, (ii) the performance or observance of any of the covenants or agreements of any Credit Party, (iii) the satisfaction of any condition specified in Article VI, except receipt of items required to be delivered to Administrative Agent, or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties or upon any oral notice which such Agent believes will be confirmed in writing by the proper party or parties. If Administrative Agent fails to take any action required to be taken by it under the Loan Papers after the occurrence of an Event of Default and within a reasonable time after being requested to do so by any Bank (after such requesting Bank has obtained the approval of such other Banks as required), Administrative Agent shall not suffer or incur any liability as a result thereof, but such requesting Bank may request Administrative Agent to resign, whereupon Administrative Agent shall so resign pursuant to Section 12.9. Notwithstanding any contrary provision of this Agreement or any other Loan Paper, none of the Banks (if any) identified in, or appointed at any time under, this Agreement as a “Documentation Agent,” “Co-Documentation

Agent,” “Syndication Agent” and/or a “Co-Syndication Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of any such Agents shall have or be deemed to have a fiduciary relationship with any Bank. Each Bank hereby makes the same acknowledgements with respect to any such Agents as it makes with respect to Administrative Agent in Section 12.8.

Section 12.6 Delegation of Duties. Administrative Agent may execute any of its duties hereunder by or through officers, directors, employees, attorneys, or agents.

Section 12.7 Indemnification. Each Bank shall, ratably in accordance with its Commitment Percentage, indemnify each Agent (to the extent not reimbursed by Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from each Agent’s gross negligence or willful misconduct) that each Agent may suffer or incur in connection with this Agreement or any action taken or omitted by such Agent hereunder, including, without limitation, matters arising out of such Agent’s own negligence, IT BEING THE INTENTION OF EACH BANK THAT EACH AGENT SHALL BE INDEMNIFIED FOR THE CONSEQUENCES OF ITS ORDINARY NEGLIGENCE.

Section 12.8 Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 12.9 Successor Administrative Agent. Administrative Agent may resign at any time by giving written notice thereof to Banks and Borrower. In addition, Borrower may, prior to a Default, request the designation by Banks of a successor Administrative Agent. Upon any such request by Borrower or resignation by Administrative Agent, Required Banks shall have the right to appoint a successor Administrative Agent, which shall be one of Banks. If no successor Administrative Agent shall have been so appointed by Required Banks and accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or Borrower’s request for a successor Administrative Agent, then the retiring Administrative Agent may, on behalf of Banks, appoint a successor Administrative Agent, which shall (a) be a commercial bank organized under the Laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 and (b) unless the successor Administrative Agent is a Bank, be reasonably acceptable to Borrower. Upon the acceptance of its appointment as a successor Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any Administrative Agent’s resignation hereunder, the provisions of this Section 12.9 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Borrower shall be entitled to recommend a successor Administrative Agent at the time of designation of any successor Administrative Agent pursuant to this Section 12.9. Banks shall give due consideration to the successor nominated by Borrower, but shall have no obligation to approve such nominee.

Section 12.10 Execution of Collateral Documents. Without limiting the powers and authority of Administrative Agent described herein, Banks hereby empower and authorize Administrative Agent to execute and deliver to Borrower on their behalf the Certificate of Effectiveness, the Mortgages, the Amendments to Mortgages, the Pledge Agreements (as applicable) and all related financing statements and any other financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the foregoing instruments.

Section 12.11 Collateral Releases. Banks hereby empower and authorize Administrative Agent to execute and deliver to Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of collateral which shall be permitted by the terms hereof or of any other Loan Paper or which shall otherwise have been approved by Required Banks (or, if required by the terms of Section 14.2, all of the Banks) in writing.

ARTICLE XIII

PROTECTION OF YIELD; CHANGE IN LAWS

Section 13.1 Basis for Determining Interest Rate Applicable to Eurodollar Tranches Inadequate. If on or prior to the first day of any Interest Period with respect to a Borrowing:

(a) Banks having fifty percent (50%) or more of the aggregate amount of the Total Commitment advise Administrative Agent that deposits in dollars (in the applicable amounts) are not being offered to such Banks in the relevant market for such Interest Period, or

(b) Banks having fifty percent (50%) or more of the aggregate amount of the Total Commitment advise Administrative Agent that the Adjusted LIBOR Rate as determined by Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their respective shares of the requested Borrowing which will be subject to a Eurodollar Tranche for such Interest Period;

Administrative Agent shall give notice thereof to Borrower and Banks, whereupon the obligations of Banks to allow interest to be computed by reference to the Adjusted LIBOR Rate shall be suspended until Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist. Unless Borrower notifies Administrative Agent at least two (2) Domestic Business Days before the date of any Borrowing for which a Request for Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as an Adjusted Base Rate Borrowing.

Section 13.2 Illegality of Eurodollar Tranches.

(a) If, after the date of this Agreement, the adoption of any applicable Law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Eurodollar Lending Office) to make, maintain or fund any portion of the Loan subject to a Eurodollar Tranche and such Bank shall so notify Administrative Agent, Administrative Agent shall forthwith give notice thereof to the other Banks and Borrower. Until such Bank notifies Borrower and Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to maintain or fund any portion of the Loan subject to a Eurodollar Tranche shall be suspended. Before giving any notice to Administrative Agent pursuant to this Section 13.2, such Bank shall designate a different Eurodollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any portion of the Loan outstanding subject to a Eurodollar Tranche to maturity and shall so specify in such notice, Borrower shall immediately convert the principal amount of the Loan which is subject to a Eurodollar Tranche to an Adjusted Base Rate Tranche of an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the unaffected Eurodollar Tranches of the other Banks).

(b) No Bank shall be required to make the Loan (or any portion thereof) hereunder if the making of the Loan (or any portion thereof) would be in violation of any Law applicable to such Bank.

Section 13.3 Increased Cost of Eurodollar Tranche. If after the date hereof, the adoption of any applicable Law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency:

(a) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to maintaining or funding any portion of the Loan subject to a Eurodollar Tranche, its Note or its obligation to allow interest to be computed by reference to the Adjusted LIBOR Rate shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on any portion of the Loan which is subject to any Eurodollar Tranche or any other amounts due under this Agreement in respect of any portion of the Loan which is subject to any Eurodollar Tranche or its obligation to allow interest to be computed by reference to the Adjusted LIBOR Rate (except for changes in the rate of Tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank’s principal executive office or Lending Office is located); or

(b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Tranche any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of or credit extended by, any Bank’s Lending Office or shall impose on any Bank (or its Lending Office) or the applicable interbank Eurodollar market or any other condition affecting Eurodollar Tranches, its Note or its obligation to allow interest to be computed by reference to the Adjusted LIBOR Rate;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of funding or maintaining any portion of the Loan subject to a Eurodollar Tranche, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within fifteen (15) days after demand by such Bank (with a copy to the Administrative Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Each Bank will promptly notify Borrower and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 13.3 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section 13.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

Section 13.4 Adjusted Base Rate Tranche Substituted for Affected Eurodollar Tranche. If (a) the obligation of any Bank to fund or maintain any portion of the Loan subject to a Eurodollar Tranche has been suspended pursuant to Section 13.2, or (b) any Bank has demanded compensation under Section 13.3 and Borrower shall, by at least five (5) Eurodollar Business Days prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section 13.4 shall apply to such Bank, then, unless and until such Bank notifies Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(i) any Tranche which would otherwise be characterized by such Bank as a Eurodollar Tranche shall instead be deemed an Adjusted Base Rate Tranche (on which interest and principal shall be payable contemporaneously with the unaffected Eurodollar Tranches of the other Banks); and

(ii) after all of its Eurodollar Tranches have been repaid, all payments of principal which would otherwise be applied to repay its Eurodollar Tranches shall be applied to repay its Adjusted Base Rate Tranches instead.

Section 13.5 Capital Adequacy. If after the date hereof, the adoption of any applicable Law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof, by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of Law), shall:

(a) impose, modify or deem applicable any reserve, special deposit, compensatory loan, deposit insurance, capital adequacy, minimum capital, capital ratio or similar requirement against all or any assets held by, deposits or accounts with, credit extended by or to, or commitments to extend credit or any other acquisition of funds by any Bank (or its Lending Office), or impose on any Bank (or its Lending Office) any other condition, with respect to the maintenance by such Bank of all or any part of its Commitment; or

(b) subject any Bank (or its Lending Office) to, or cause the termination or reduction of a previously granted exemption with respect to, any Tax with respect to the maintenance by such Bank of all or any part of its Commitment (other than Taxes assessed against such Bank’s overall net income); and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of maintaining its Commitment or to reduce the amount of any sums received or receivable by it (or its Lending Office) under this Agreement or any other Loan Paper, or to reduce the rate of return on such Bank’s equity in connection with this Agreement, as the case may be, by an amount which such Bank deems material then, in any such case, within fifteen (15) days of demand by such Bank (or its Lending Office) (with a copy to Administrative Agent), Borrower shall pay to such Bank (or its Lending Office) such additional amount or amounts as will compensate such Bank for any additional cost, reduced benefit, reduced amount received or reduced rate of return. Each Bank will promptly notify Borrower and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 13.5. A certificate of any Bank claiming compensation under this Section 13.5 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(c) Without limiting the foregoing, in the event any event or condition described in this Section 13.5 shall occur or arise which relates to the maintenance by any Bank of that part of its Commitment which is in excess of its Commitment Percentage of the Borrowing Base then in effect (such excess portion of such Commitment of any Bank is hereinafter referred to as its “Surplus Commitment”), such Bank shall notify Administrative Agent and Borrower of the occurrence of such event or the existence of such condition and of the amount of a fee (to be computed on a per annum basis with respect to such Bank’s Surplus Commitment) which such Bank determines in good faith will compensate such Bank for such additional cost, reduced benefit, reduced amount received or reduced rate of return. Within five (5) Domestic Business Days following receipt of such notice, Borrower shall notify such Bank whether it accepts or rejects such fee (if Borrower fails to timely respond to such notice it will be deemed to have accepted such fee). If Borrower rejects such fee, the applicable Commitment of each Bank will be automatically and permanently reduced to the Borrowing Base applicable to such Commitment and then in effect. If Borrower accepts such fee, such fee shall accrue from and after the date of such Bank’s notice and shall be payable in arrears (based on the daily average balance of such Bank’s Surplus Commitment) on the last day of each Fiscal Quarter and on the Termination Date. Such fee shall be in lieu of any amounts to which such Bank would otherwise be entitled in respect of its Surplus Commitment pursuant to the other provisions of this Section 13.5 for the period on and after the date of such notice unless such Bank determines that such fee is not adequate to fully compensate such Bank for any additional cost, reduced benefit, reduced amount received or reduced rate of return such Bank may thereafter incur in respect of such Bank’s Surplus Commitment. In that event such Bank shall be entitled to such additional compensation to which such Bank is otherwise entitled pursuant to this Section 13.5.

Section 13.6 Taxes. All amounts payable by Borrower under the Loan Papers (whether principal, interest, fees, expenses, or otherwise) to or for the account of each Bank shall be paid in full, free of any deductions or withholdings for or on account of any Taxes. If Borrower is prohibited by Law from paying any such amount free of any such deductions and withholdings, then (at the same time and in the same manner that such original amount is otherwise due under the Loan Papers) Borrower shall pay to or for the account of such Bank such additional amount as may be necessary in order that the actual amount received by such Bank after deduction and/or withholding (and after payment of any additional Taxes due as a consequence of the payment of such additional amount, and so on) will equal the amount such Bank would have received if such deduction or withholding were not made.

Section 13.7 Discretion of Banks as to Manner of Funding. Notwithstanding any provisions of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Commitment in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained the Loan (or any portion thereof) subject to a Eurodollar Tranche during the Interest Period for the Loan (or any portion thereof) through the purchase of deposits having a maturity corresponding to the last day of such Interest Period and bearing an interest rate equal to the Adjusted LIBOR Rate for such Interest Period.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopy or similar writing) and shall be given (a) if to Administrative Agent or any Bank, to such party at its address, telex or telecopy number set forth on Schedule 1 hereof, or (b) if to Borrower, at the address, telex or telecopy number for Borrower set forth on the signature page hereto or such other address, telex or telecopy number as such party may hereafter specify for the purpose by notice to Administrative Agent and Borrower, as the case may be. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 14.1 and the appropriate answerback is received or receipt is otherwise confirmed, (ii) if given by mail, three (3) days after deposit in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified in this Section 14.1; provided, that notices to Administrative Agent under Article II or Article III shall not be effective until received.

Section 14.2 Waivers and Amendments; Acknowledgments.

(a) No failure or delay (whether by course of conduct or otherwise) by any Bank or Administrative Agent in exercising any right, power or remedy which they may have under any of the Loan Papers shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Bank or Administrative Agent of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Paper and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by Required Banks and/or Administrative Agent in accordance with Section 14.2(c) hereof, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on Borrower shall in any case of itself entitle Borrower to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Papers set forth the entire understanding and agreement of the parties hereto and thereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no modification or amendment of or supplement to this Agreement or the other Loan Papers shall be valid or effective unless the same is in compliance with Section 14.2(c).

(b) Borrower represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Papers to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Papers to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Banks or Agents whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Paper delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Bank or any Agent as to the Loan Papers except as expressly set out in this Agreement or in another Loan Paper delivered on or after the date hereof, (iv) neither any Bank nor any Agent owes any fiduciary duty to Borrower or any other Credit Party with respect to any Loan Paper or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Papers between Borrower, on one hand, and Banks and Agents, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Papers between Borrower and any Bank or any Agent, (vii) should an Event of Default or Default occur or exist each Bank and each Agent will determine in its sole and absolute discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (viii) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Bank or any Agent or any representative thereof, and no such representation or covenant has been made, that any Bank or any Agent will, at the time of an Event of Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Papers with respect to any such Event of Default or Default or any other provision of the Loan Papers, and (ix) each Bank has relied upon the truthfulness of the acknowledgments in this Section 14.2(b) in deciding to execute and deliver this Agreement and to make the Loan.

(c) Any provision of this Agreement, the Notes or the other Loan Papers may be amended or waived if, but only if such amendment or waiver is in writing and is signed by Borrower and Required Banks (and, if the rights or duties of Administrative Agent or Swing Line Bank are affected thereby, by Administrative Agent and Swing Line Bank, as applicable); provided, that no such amendment or waiver shall, unless signed by all Banks, (i) increase the Commitment of any Bank or subject any Bank to any additional obligation, (ii) forgive any of the principal of or reduce the rate of interest on the Loan or any fees hereunder, (iii) postpone the Termination Date or any date fixed for any payment of principal of or interest on the Loan or any fees hereunder, (iv) change the percentages of the Total Commitment, or the number of Banks which shall be required for the Banks or any of them to take any action under this Section 14.2 or any other provision of this Agreement, (v) permit any Credit Party to assign any of its rights hereunder, (vi) amend or waive any of the provisions of Article IV or the definitions contained in Section 1.1 applicable thereto, or (vii) provide for release or substitution of collateral for the

Obligations or any part thereof other than releases made in connection with sales of collateral which are expressly permitted by Section 9.5 hereof. Borrower, Administrative Agent and each Bank further acknowledge that any decision by Administrative Agent or any Bank to enter into any amendment, waiver or consent pursuant hereto shall be made by such Bank or Administrative Agent in its sole discretion, and in making any such decision Administrative Agent and each such Bank shall be permitted to give due consideration to any credit or other relationship Administrative Agent or any such Bank may have with Borrower, any other Credit Party or any Affiliate of any Credit Party.

Section 14.3 Expenses; Documentary Taxes; Indemnification.

(a) Borrower shall pay (i) all reasonable out-of-pocket expenses of Administrative Agent, including reasonable fees and disbursements of special counsel for Administrative Agent, in connection with the preparation of this Agreement and the other Loan Papers and, if appropriate, the recordation of the Loan Papers (subject to the limitations in Borrower’s commitment letter with Administrative Agent), any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by Administrative Agent and each Bank, including reasonable fees and disbursements of counsel in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, fees of auditors and consultants incurred in connection therewith and investigation expenses incurred by Administrative Agent and each Bank in connection therewith. Borrower shall indemnify each Bank against any Taxes imposed by reason of the execution and delivery of this Agreement or the Notes (other than Taxes in respect of the net income of such Bank).

(b) Borrower agrees to indemnify each Indemnified Entity (as defined below), upon demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Indemnified Entity resulting from the Loan Papers or the Loans (including any violation or noncompliance with any Applicable Environmental Laws by any Credit Party or any liabilities or duties of any Credit Party or of any Indemnified Entity with respect to Hazardous Substances found in or released into the environment).

THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR ARE IN ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNIFIED ENTITY,

provided, only, that no Indemnified Entity shall be entitled under this Section 14.3(b) to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, or by its own individual actions with respect to the collateral for the Loan in its possession, IT BEING THE INTENTION OF THE PARTIES HERETO THAT NO INDEMNIFIED ENTITY SHALL BE LIABLE FOR THE

CONSEQUENCES OF ITS ORDINARY NEGLIGENCE. As used in this Section 14.3(b) the term “Indemnified Entity” refers to each Bank, each Agent, and each director, officer, agent, trustee, manager, attorney, employee, representative and Affiliate of any such Person.

Section 14.4 Right and Sharing of Set-Offs.

(a) Upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of any Credit Party (other than a Foreign Subsidiary) against any and all of the obligations now or hereafter existing under this Agreement and any Note held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Bank agrees promptly to notify such Credit Party after any such setoff and application made by such Bank, provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Bank under this Section 14.4(a) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

(b) Each Bank agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment after the occurrence and during the continuance of an Event of Default of a proportion of the aggregate amount of principal and interest due with respect to the Loan which is greater than the proportion received by any other Bank in respect of the Loan, the Bank receiving such proportionately greater payment shall purchase such participations in the interests in the Loan held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loan held by Banks shall be shared by Banks ratably in accordance with their respective Commitment Percentages; provided, that nothing in this Section 14.4 shall impair the right of any Bank to exercise any right of setoff or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of any Credit Party other than its indebtedness under the Loan. Borrower agrees, to the fullest extent it may effectively do so under applicable Law, that Participants may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of Borrower in the amount of such participation.

Section 14.5 Survival. All of the various representations, warranties, covenants, indemnities and agreements in the Loan Papers shall survive the execution and delivery of this Agreement and the other Loan Papers and the performance hereof and thereof, including the making or granting of the Loan and the delivery of the Notes and the other Loan Papers, and shall further survive until all of the Obligations are paid in full to Banks and Administrative Agent and all of Banks’ obligations to Borrower are terminated (provided, that, to the extent expressly provided in any indemnification clause contained herein or in any other Loan Paper, such indemnification obligation shall survive payment in full of the Obligations and termination of the obligations of Banks to Borrower hereunder). All statements and agreements contained in any certificate or other instrument delivered by Borrower to any Bank or Administrative Agent under any Loan Paper shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement. The representations, warranties and covenants made by any Credit Party (as applicable) in the Loan Papers, and the rights, powers and privileges granted to Banks and Administrative Agent in the Loan Papers, are cumulative, and, except for expressly specified waivers and consents, no Loan Paper shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to Banks and Administrative Agent of any such representation, warranty, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty or covenant herein contained shall apply to any similar representation, warranty or covenant contained in any other Loan Paper, and each such similar representation, warranty or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Papers.

Section 14.6 Limitation on Interest. Each Bank, each Agent, Borrower, each other Credit Party and any other parties to the Loan Papers intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Papers shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the Maximum Lawful Rate. None of Borrower, any other Credit Party, nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the Maximum Lawful Rate and the provisions of this Section 14.6 shall control over all other provisions of the Loan Papers which may be in conflict or apparent conflict herewith. Each Bank and Administrative Agent expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the Maximum Lawful Rate, or (c) any Bank or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of the Maximum Lawful Rate, then all such sums determined to constitute interest in excess of the Maximum Lawful Rate shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at any Bank’s or such holder’s option, promptly returned to Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the Maximum Lawful Rate, Administrative Agent, Banks, Borrower and the other Credit Parties (and any other payors or payees thereof) shall to the greatest extent permitted under applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instrument evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the Maximum Lawful Rate in order to lawfully charge the Maximum Lawful Rate.

Section 14.7 Invalid Provisions. If any provision of the Loan Papers is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable, the Loan Papers shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of the Loan Papers a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 14.8 Successors and Assigns.

(a) Each Loan Paper binds and inures to the parties to it, any intended beneficiary of it, and each of their respective successors and permitted assigns. Neither Borrower nor any other Credit Party may assign or transfer any rights or obligations under any Loan Paper without first obtaining all Banks’ consent, and any purported assignment or transfer without all Banks’ consent is void. No Bank may transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Obligations except as permitted by clauses (b) or (c) below.

(b) Any Bank may (subject to the provisions of this section, in accordance with applicable Law, in the ordinary course of its business, and at any time) sell to one or more commercial banks or institutional investors, or to Affiliates of the selling Bank (each a “Participant”) participating interests in its portion of the Obligations. The selling Bank remains a “Bank” under the Loan Papers, the Participant does not become a “Bank” under the Loan Papers, and the selling Bank’s obligations under the Loan Papers remain unchanged. The selling Bank remains solely responsible for the performance of its obligations and remains the holder of its share of the outstanding Loan for all purposes under the Loan Papers. Borrower and Administrative Agent shall continue to deal solely and directly with the selling Bank in connection with that Bank’s rights and obligations under the Loan Papers, and each Bank must retain the sole right and responsibility to enforce due obligations of Borrower and/or any other Credit Party. Participants have no rights under the Loan Papers except certain approval rights as provided below. Subject to the following, each Bank may obtain (on behalf of its Participants) the benefits of Article XIII with respect to all participations in its part of the Obligations outstanding from time to time so long as Borrower is not obligated to pay any amount in excess of the amount that would be due to that Bank under Article XIII calculated as though no participations have been made. No Bank may sell any participating interest under which the Participant has any rights to approve any amendment, modification, or waiver of any Loan Paper except to the extent such amendment, modification or waiver would (i) extend the Termination Date, (ii) reduce the interest rate or fees applicable to the Commitments or any portion of the Loan in which such Participant is participating, or postpone the payment of any thereof, or (iii) release all or substantially all of the collateral or guarantees securing any portion of the Total Commitment or the Loan in which such Participant is participating. In addition, each agreement creating any participation must include an agreement by the Participant to be bound by the provisions of Section 14.14.

(c) Each Bank may make assignments to the Federal Reserve Bank. Each Bank may also assign to one or more assignees (each an “Assignee”) all or any part of its rights and obligations under the Loan Papers so long as (i) the assignor Bank and Assignee execute and deliver to Administrative Agent and Borrower for their consent and acceptance (that may not be unreasonably withheld) an assignment and assumption agreement in substantially the form of Exhibit F (an “Assignment and Assumption Agreement”) and pay to Administrative Agent a

processing fee of $3,500, (ii) the Assignee acquires an identical percentage interest in the Commitment of the assignor Bank and an identical percentage of the interests in the outstanding Loan held by such assignor Bank, and (iii) the conditions (including, without limitation, minimum amounts of the Total Commitment that may be assigned or that must be retained) for that assignment set forth in the applicable Assignment and Assumption Agreement are satisfied. The “Effective Date” in each Assignment and Assumption Agreement must (unless a shorter period is agreeable to Borrower and Administrative Agent) be at least five (5) Domestic Business Days after it is executed and delivered by the assignor Bank and Assignee to Administrative Agent and Borrower for acceptance. Once that Assignment and Assumption Agreement is accepted by Administrative Agent and Borrower, then, from and after the Effective Date stated in it (A) Assignee automatically becomes a party to this Agreement and, to the extent provided in that Assignment and Assumption Agreement, has the rights and obligations of a Bank under the Loan Papers, (B) the assignor Bank, to the extent provided in that Assignment and Assumption Agreement, is released from its obligations to fund Borrowings under this Agreement and its reimbursement obligations under this Agreement and, in the case of an Assignment and Assumption Agreement covering all of the remaining portion of the assignor Bank’s rights and obligations under the Loan Papers, that Bank ceases to be a party to the Loan Papers, (C) Borrower shall execute and deliver to the assignor Bank and Assignee the appropriate Notes in accordance with this Agreement following the transfer, (D) upon delivery of the Notes under clause (C) preceding, the assignor Bank shall return to Borrower all Notes previously delivered to that Bank under this Agreement, and (E) Schedule 1 is automatically deemed to be amended to reflect the name, address, telecopy number, and Commitment of Assignee and the remaining Commitment (if any) of the assignor Bank, and Administrative Agent shall prepare and circulate to Borrower and Banks an amended Schedule 1 reflecting those changes.

Section 14.9 Applicable Law and Jurisdiction. THIS AGREEMENT, EACH NOTE AND THE OTHER LOAN PAPERS (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF AND THEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, OTHER THAN CONFLICT OF LAWS RULES THEREOF, EXCEPT TO THE EXTENT THAT A LOAN PAPER EXPRESSLY ELECTS THE LAWS OF ANOTHER JURISDICTION OR THE LAWS OF ANY STATE IN WHICH ANY PROPERTY INTENDED AS SECURITY FOR THE OBLIGATIONS IS LOCATED NECESSARILY GOVERN (a) THE PERFECTION AND PRIORITY OF THE LIENS IN FAVOR OF ADMINISTRATIVE AGENT AND BANKS WITH RESPECT TO SUCH PROPERTY, AND (b) THE EXERCISE OF ANY REMEDIES (INCLUDING FORECLOSURE) WITH RESPECT TO SUCH PROPERTY. Any legal action or proceeding against Borrower with respect to this Agreement or any Loan Paper may be brought in the courts of the State of New York, the U.S. Federal Courts in such state, sitting in the County of New York, or in the courts of any other jurisdiction where such action or proceeding may be properly brought, and Borrower hereby irrevocably accepts the jurisdiction of such New York courts for the purpose of any action or proceeding. Borrower hereby designates and irrevocably appoints and empowers CT Corporation System (the “Process Agent”), currently located at 111 Eighth Avenue, New York, New York 10011 as its authorized agent to accept, receive and acknowledge for and on behalf of Borrower and its property service of any and all process which may be served but only in any action, suit or proceeding of the nature referred to above in the State of New York and further agree that failure of such firm to give Borrower any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action on proceeding based thereon. Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Borrower further irrevocably consents to the service of process out of said courts by the mailing thereof by Administrative Agent by U.S. registered or certified mail postage prepaid to Borrower at its address designated on the signature pages hereto. Borrower agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law. Nothing in this Section 14.9 shall affect the rights of any Bank or Administrative Agent to serve legal process in any other manner permitted by Law or affect the right of any Bank or Administrative Agent to bring any action or proceeding against Borrower or its properties in the courts of any other jurisdiction. To the extent that Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to either itself or its property, Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Papers. Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Loan Paper brought in the Supreme Court of the State of New York, County of New York or the U.S. District Court for the Southern District of New York, and hereby further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 14.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Subject to the terms and conditions herein set forth (including, without limitation, the execution and delivery of the Certificate of Effectiveness), this Agreement shall become effective when Administrative Agent shall have received counterparts hereof signed by all of the parties hereto or, in the case of any Bank as to which an executed counterpart shall not have been received, Administrative Agent shall have received telegraphic or other written confirmation from such Bank of execution of a counterpart hereof by such Bank.

Section 14.11 No Third Party Beneficiaries. It is expressly intended that there shall be no third party beneficiaries of the covenants, agreements, representations or warranties herein contained other than Participants and Assignees permitted pursuant to Section 14.8 and Affiliates of any Bank which hold any part of the Obligations.

Section 14.12 COMPLETE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN PAPERS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BY AND AMONG BANKS, ADMINISTRATIVE AGENT AND BORROWER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF BANKS, ADMINISTRATIVE AGENT AND BORROWER. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG BANKS, ADMINISTRATIVE AGENT AND BORROWER.

Section 14.13 WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC. BORROWER, ADMINISTRATIVE AGENT, AND EACH BANK HEREBY

(a) KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN PAPERS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (b) IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW; (c) CERTIFY THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (d) ACKNOWLEDGE THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN PAPERS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENT OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

Section 14.14 Confidential Information. Administrative Agent and each Bank agree that all documentation and other information made available by any Credit Party to any Agent or any Bank under the terms of this Agreement shall (except to the extent such documentation or other information is publicly available or hereafter becomes publicly available other than by action of Administrative Agent or such Bank, or was therefore known or hereinafter becomes known to Administrative Agent or such Bank independent of any disclosure thereto by any Credit Party) be held in the strictest confidence by Administrative Agent or such Bank and used solely in the administration and enforcement of the Loan from time to time outstanding from such Bank to Borrower and in the prosecution or defense of legal proceedings arising in connection herewith; provided, that (i) Administrative Agent or such Bank may disclose documentation and information to Administrative Agent and/or any Bank which is a party to this Agreement or any Affiliates thereof, and (ii) Administrative Agent or such Bank may disclose such documentation or other information to any other bank or other Person to which such Bank sells or proposes to make an assignment or sell a participation in the Loan hereunder if such other bank or Person, prior to such disclosure, agrees in writing to be bound by the terms of the confidentiality statement customarily employed by Administrative Agent in connection with such potential transfers. Notwithstanding the foregoing, nothing contained herein shall be construed to prevent Administrative Agent or a Bank from (a) making disclosure of any information (i) if required to do so by applicable Law or regulation or accepted banking practices, (ii) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of such Bank’s business or that of such Bank’s corporate parent or Affiliates in connection with the exercise of such authority or claimed authority, (iii) pursuant to any subpoena or if otherwise compelled in connection with any litigation or administrative proceeding, (iv) to correct any false or misleading information which may become public concerning such Person’s relationship to any Credit Party, or (v) to the extent Administrative Agent or such Bank or its counsel deems necessary or appropriate to effect or preserve its security for the Obligations or any portion thereof or to enforce any remedy provided in this Agreement, or any other Loan Paper, or otherwise available by law; or (b) making, on a confidential basis, such disclosures as such Bank reasonably deems necessary or appropriate to its legal counsel or accountants (including outside auditors). If Administrative Agent or such Bank is compelled to disclose such confidential information in a proceeding requesting such disclosure, Administrative Agent or such Bank shall seek to obtain assurance that such confidential treatment will be accorded such information; provided, however, that neither Administrative Agent nor any Bank shall have any liability for the failure to obtain such treatment. Notwithstanding anything herein to the contrary, Administrative Agent and each Bank may disclose to any and all Persons any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided to Administrative Agent or such Bank relating to such tax treatment and tax structure.

Section 14.15 USA Patriot Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Bank) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Bank or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective Authorized Officers effective as of the day and year first above written.

BORROWER:

GEOMET, INC., a Delaware corporation

By:
William C. Rankin,
Executive Vice President

Address for Notice:

GeoMet, Inc.

909 Fannin Street

Suite 3208

Houston, Texas 77010

Attention: William C. Rankin

Telecopy No.: (713) 659-3856

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A. as Administrative Agent

By:
Todd Mac Neill,
Assistant Vice President

BANKS:

BANK OF AMERICA, N.A.

By:
Allison I. Goodwin, Principal

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

SYNDICATION AGENT:

BNP PARIBAS,
as Syndication Agent

By:
Name:
Title:

By:
Name:
Title:

BANKS:

BNP PARIBAS

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

BANKS:

BANK OF SCOTLAND

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

SCHEDULE 1

FINANCIAL INSTITUTIONS

Banks	Commitment Amount	Commitment Percentage
Bank of America, N.A.	$50,000,000	33.333333333%
BNP Paribas	$50,000,000	33.333333333%
Bank of Scotland	$50,000,000	33.333333333%

Totals:	$150,000,000	100%

Banks	Domestic Lending Office	Eurodollar Lending Office	Address for Notice
Bank of America, N.A.	Bank of America, N.A. One Independence Center NC1-001-04-39 101 N Tryon St Charlotte NC 28255 Attn: Randy Pino Fax No. (704) 409-0319	Bank of America, N.A. One Independence Center NC1-001-04-39 101 N Tryon St Charlotte NC 28255 Attn: Randy Pino Fax No. (704) 409-0319	Bank of America, N.A. One Independence Center NC1-001-04-39 101 N Tryon St Charlotte NC 28255 Attn: Randy Pino Fax No. (704) 409-0319

BNP Paribas	BNP Paribas 1200 Smith Street Suite 3100 Houston, Texas 77002 Attn: Gabriel Candamo Fax No. (212) 841-2683	BNP Paribas 1200 Smith Street Suite 3100 Houston, Texas 77002 Attn: Gabriel Candamo Fax No. (212) 841-2683	BNP Paribas 1200 Smith Street Suite 3100 Houston, Texas 77002 Attn: Gabriel Candamo Fax No. (212) 841-2683

Bank of Scotland	Bank of Scotland 565 Fifth Avenue 5th Floor New York, New York 10017 Attn: Shirley Vargas Fax No.: (212) 479-2807	Bank of Scotland 565 Fifth Avenue 5th Floor New York, New York 10017 Attn: Shirley Vargas Fax No.: (212) 479-2807	Bank of Scotland 1021 Main Street Suite 1370 Houston, Texas 77002 Attn: Richard Butler Fax No.: (713) 651-9714

Administrative Agent-Address:

Bank of America, N.A.

100 Federal Street

MA DE 10009H

Boston, Massachusetts 02110

Attn: Allison I. Rossi

Fax No. (617) 434-3652

Schedule 1 - 1

SCHEDULE 2

LITIGATION

None.

Schedule 2 - 1

SCHEDULE 3

ORGANIZATIONAL STRUCTURE

[to be attached]

Schedule 3 - 1

SCHEDULE 3

ORGANIZATIONAL STRUCTURE

GeoMet, Inc.

(a)	A Delaware corporation.

(b)	Qualified to do business in Virginia, West Virginia, Colorado and Louisiana

(c)	10,000,000 shares of Common Stock are authorized, of which 7,493,666 are issued and outstanding. A current list of shareholders is attached as Appendix A.

As is more fully described in the Offering Materials, in connection with the Equity Offering, GeoMet, Inc. intends to amend its certificate of incorporation to increase its authorized capital stock to 85,000,000 shares consisting of 75,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share.

(d)	Options to acquire 523,331 shares of Common Stock of Borrower have been issued to employees at option prices ranging from $4.30 to $30.57 per share. Attached as Appendix B is a list of these options that have been issued.

It is contemplated that the Borrower will effect a four for one stock split prior to the Equity Offering.

GeoMet Operating Company, Inc.

(a)	An Alabama corporation.

(b)	Qualified to do business as a foreign corporation in West Virginia, Virginia, Colorado, Louisiana and New Mexico.

(c)	1,000 shares of common stock are authorized, of which 586.4 are issued and outstanding. All of such shares are owned of record by Borrower.

(d)	No options or warrants outstanding.

Hudson’s Hope Gas, Ltd.

(a)	A corporation incorporated under the laws of Canada

(b)	Provincially registered to do business in British Columbia and Alberta

(c)	An unlimited number of shares of common stock are authorized, of which 1,000 are issued and outstanding. All of such shares are owned of record by Borrower.

(d)	No options or warrants outstanding.

APPENDIX A

GeoMet, Inc.

Shareholder Summary

Shares Owned
Yorktown Energy Partners IV, L.P.	5,400,000
J. Darby Seré	319,980
William C. Rankin	280,020
Philip G. Malone	147,870
Connie G. Malone	147,870
Brett S. Camp	147,870
Gayla F. Camp	147,870
The Jeffrey and Charlene Smith Living Trust	295,739
Floyd H. Briscoe, Jr.	166,017
J. Neil Walden, Jr.	147,870
C. Olivia Pescatore	147,870
Melinda Briscoe	46,602
Franz Froelicher & Margarete Froelicher-Grundman	15,566
Frank C. Turner, II	18,679
Trisha L. Minor	7,783
Jaime Aramis Arevalo	4,541
Douglas R. Goodwin	4,541
Terry David Burns	6,107
John Mark Hollingshead	6,107
Cindy R. Lewis	4,541
Gregory P. Cleary	4,541
William Marshall Young	4,541
Phillip Dunn	3,132
James M. West	1,566
Kevin J. Brown	1,566
Scott W. Myers	7,830
Jeffery H. Taylor	3,132
Gregory T. Bagwell	2,349
Clay C. Dickinson	1,566

7,493,666

APPENDIX B

GeoMet, Inc.

Option Summary

	Strike Price
	$4.30	$6.01	$6.02	$6.66	$7.09	$7.31	$10.00	$16.31	$16.32	$27.90	$30.57	Total
J. Darby Seré	—	—	—	—	—	—	159,990	—	—	—	—	159,990
William C. Rankin	—	—	—	—	—	—	140,010	—	—	—	—	140,010
Jaime Aramis Arevalo	13,515	—	—	—	—	—	—	—	—	—	—	13,515
Douglas R. Goodwin	—	—	—	13,515	—	—	—	—	—	—	—	13,515
Terry David Burns	13,515	—	—	—	—	4,661	—	—	—	—	—	18,176
John Mark Hollingshead	—	13,515	—	—	—	4,661	—	—	—	—	—	18,176
Cindy R. Lewis	13,515	—	—	—	—	—	—	—	—	—	—	13,515
Gregory P. Cleary	13,515	—	—	—	—	—	—	—	—	—	—	13,515
William Marshall Young	13,515	—	—	—	—	—	—	—	—	—	—	13,515
Phillip Dunn	—	—	—	—	—	—	—	9,321	—	—	—	9,321
James M. West	—	—	4,661	—	—	—	—	—	—	—	—	4,661
Kevin J. Brown	—	—	—	—	—	—	—	—	4,661	—	—	4,661
Scott W. Myers	23,301	—	—	—	—	—	—	—	—	—	—	23,301
Jeffery H. Taylor	—	—		—	9,321	—	—	—	—	—	5,000	14,321
Gregory T. Bagwell	—	—	6,991	—	—	—	—	—	—	—	—	6,991
Clay C. Dickinson	—	—	—	—	4,661	—	—	—	—	—	4,000	8,661
Billy Stacy	—	—		13,515		4,661	—	—	—	—	—	18,176
Joey Stephenson	—	—	—	—	—	—	—	—	—	16,311	—	16,311
Ryan Carter	—	—	—	—	—	—	—	—	—	—	4,000	4,000
Tim Shortridge	—	—	—	—	—	—	—	—	—	—	4,000	4,000
Heather Fowler	—	—	—	—	—	—	—	—	—	—	5,000	5,000

	90,876	13,515	11,652	27,030	13,982	13,983	300,000	9,321	4,661	16,311	9,000	523,331